Exhibit 4.14

Private & Confidential

LOAN AGREEMENT
for a term loan of up to US$16,125,000
to
JEMO SHIPPING COMPANY INC,

provided by
THE BANKS AND FINANCIAL INSTITUTIONS SET OUT IN SCHEDULE 1

Arranger, Agent, Security Agent and Account Bank
NORDEA BANK FINLAND PLC, LONDON BRANCH

Swap Provider
NORDEA BANK FINLAND PLC

Contents

Clause		Page

1	Purpose and definitions	1

2	The Total Commitment	12

3	Interest and Interest Periods	14

4	Repayment and prepayment	16

5	Fees and expenses	17

6	Payments and taxes; accounts and calculations	18

7	Representations and warranties	20

8	Undertakings	26

9	Conditions	32

10	Events of Default	33

11	Indemnities	37

12	Unlawfulness and increased costs	38

13	Security, set-off and pro-rata payments	40

14	Operating Account	42

15	Assignment, transfer and lending office	43

16	Arranger, Agent and Security Agent	46

17	Notices and other matters	55

18	Governing law and jurisdiction	57

Schedule 1 The Banks and their Commitments		59

Schedule 2 Documents and evidence required as conditions precedent		60

Schedule 3 Form of Drawdown Notice		66

Schedule 4 Transfer Certificate		67

Schedule 5 Form of Master Swap Agreement		72

Schedule 6 Form of Swap Assignment		73

Schedule 7 Form of Corporate Guarantee		74

Schedule 8 Form of Mortgage		75

THIS AGREEMENT is dated 7 February 2012 and made BETWEEN:

(1)	JEMO SHIPPING COMPANY INC. as Borrower;

(2)	NORDEA BANK FINLAND PLC, LONDON BRANCH as Arranger, Agent, Security Agent and Account Bank;

(3)	THE BANKS AND FINANCIAL INSTITUTIONS whose names and addresses are set out in schedule 1 as Banks; and

(4)	NORDEA BANK FINLAND PLC as Swap Provider.

IT IS AGREED as follows:

1	Purpose and definitions

1.1	Purpose

This Agreement sets out the terms and conditions upon and subject to which the Banks agree, according to their several obligations, to make available to the Borrower a loan of up to Sixteen million one hundred and twenty five thousand Dollars ($16,125,000) to be used for the purposes of:

(a)	financing part of the acquisition cost of the Ship on or after its Delivery; and

(b)	financing certain fees and expenses payable by the Borrower in connection with this Agreement.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

"Account Assignment" means the assignment executed or (as the context may require) to be executed by the Borrower in favour of the Security Agent in respect of the Operating Account in the form set out in schedule 12;

"Account Bank" means Nordea Bank Finland Plc, a company incorporated in Finland with its registered office at Aleksanterinkatou 36B, FI-00020 Helsinki, Finland, acting for the purposes of this Agreement through its branch at 8th Floor, City Place House, 55 Basinghall Street, London EC2V 5NB, England (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other bank as may be designated by the Agent as the Account Bank for the purposes of this Agreement and includes its successors in title;

"Agent" means Nordea Bank Finland Plc, a company incorporated in Finland with its registered office at Aleksanterinkatou 36B, F1-00020 Helsinki, Finland, acting for the purposes of this Agreement through its branch at 8th Floor, City Place House, 55 Basinghall Street, London EC2V 5NB, England (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other person as may be appointed as agent by the Banks and the Swap Provider pursuant to clause 16.13 and includes its successors in title;

"Applicable Accounting Principles" means the most recent and up-to-date US GAAP applicable at any relevant time;

"Approved Shipbrokers" means, together, H. Clarkson & Co. Ltd. of London, Arrow Sale & Purchase (UK) Limited of London, Braemar Seascope Ltd, of London, Fearnleys NS of Oslo, RS Platou Shipbrokers of Oslo, Simpson Spence & Young of London and Maersk Brokers K/S of Copenhagen and includes their respective successors in title and "Approved Shipbroker" means any of them;

"Arranger" means Nordea Bank Finland Plc, a company incorporated in Finland with its registered office at Aleksanterinkatou 36B, Fl-00020 Helsinki, Finland, acting for the purposes of this Agreement through its branch at 8th Floor, City Place House, 55 Basinghall Street, London EC2V 5NB, England (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3), as arranger and includes its successors in title;

"Banking Day" means a day on which dealings in deposits in Dollars are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in London, Athens and New York City (or any other relevant place of payment under clause 6);

"Banks" means the banks and financial institutions set out in schedule 1 and includes their respective successors in title and Transferee Banks and "Bank" means any of them;

"Basel II Accord" means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;

"Basel II Approach" means, in relation to a Bank, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by that Bank (or its holding company) for the purposes of implementing or complying with the Basel II Accord;

"Basel II Regulation" means, in relation to a Bank:

(a)	any law or regulation implementing the Basel II Accord; or

(b)	any Basel II Approach adopted by that Bank,

but excludes any law or regulation implementing the Basel III Accord save and to the extent that it is a re-enactment of any law or regulation referred to in paragraph (a) of this definition;

"Basel III Accord" means, together, "Basel III: A global regulatory framework for more resilient banks and banking systems" and "Basel III: International framework for liquidity risk measurement, standards and monitoring" both published by the Basel Committee on Banking Supervision on 16th December, 2010, in either case in the form existing on the date of this Agreement;

"Basel III Regulation" means any law or regulation implementing the Basel III Accord save and to the extent that it re-enacts a Basel II Regulation;

"Borrowed Money" means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired excluding any sum payable to any trade creditors of the Borrower or the Ship arising in the ordinary course of business, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives and if the agreement under which any such transaction is entered requires netting of mutual liabilities, the Indebtedness for the net amount shall be taken into account as calculated on a "marked to market" basis, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

"Borrower" means Jemo Shipping Company Inc., a corporation incorporated in the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

"Borrower's Security Documents" means, at any relevant time, such of the Security Documents as shall have been executed by the Borrower at such time;

"Capital Adequacy Law" means any law or any regulation (whether or not having the force of law, but, if not having the force of law, with which a Bank or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affect the manner in which such Bank allocates capital resources to its obligations hereunder (including, without limitation, those resulting from the implementation or application of or compliance with the Basel II Accord, the Basel Ill Accord, any Basel II Regulation or any Basel Ill Regulation);

"Casualty Amount" means One million Dollars ($1,000,000) or its equivalent in any other currency;

"Change of Control" means if a person, or persons acting in concert (other than any combination of Permitted Holders) have the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent of it) of the Corporate Guarantor or the Borrower any other Security Party at any relevant time;

"Charter" means any time charter, pool agreement or other contract of employment in respect of the Ship with an original term in excess of twelve (12) months (without taking into account any option to extend or renew contained therein) which is entered into by the Borrower as owner of the Ship and any other person as its counterparty thereunder (including the Initial Charter);

Charter Assignment" means a specific assignment of any Charter executed or (as the context may require) to be executed by the Borrower in favour of the Security Agent in the form set out in schedule 11;

"Charterer" means any such person which shall enter into a Charter in respect of the Ship as the Borrower's counterparty thereunder, during the Security Period and it includes the Initial Charterer;

"Classification" means the highest class available to a vessel of the same type as the Ship with the Classification Society or such other class as the Agent (acting on the instructions of the Majority Banks) shall, at the request of the Borrower, have agreed in writing shall be treated as the Classification for the purposes of the Security Documents;

"Classification Society" means Lloyd's Register of Shipping or such other classification society which the Agent (acting on the instructions of the Majority Banks) shall, at the request of the Borrower, have agreed in writing shall be treated as the Classification Society for the purposes of the Security Documents;

"Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A. 741(18) of the International Maritime Organisation and incorporated into the International Convention for the Safety of Life at Sea 1974 (as amended) and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

"Commitment" means, in relation to each Bank, the aggregate amount set out opposite such Bank's name in the column headed "Commitment" in schedule 1 and/or, in the case of a Transferee Bank, the aggregate amount transferred as specified in the relevant Transfer Certificate, as reduced in each case by any relevant term of this Agreement;

"Compliance Certificate" means a certificate substantially in the form set out in schedule 1 to the Corporate Guarantee;

"Compulsory Acquisition" means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

"Confirmation" shall have, in relation to any continuing Designated Transaction, the meaning given to it in the Master Swap Agreement;

"Contract" means the memorandum of agreement dated 16 November 2011 made between the Seller and the Borrower, as the same may be amended from time to time, relating to the sale by the Seller and the purchase by the Borrower of the Ship;

"Contract Price" means the purchase price of the Ship under the Contract, being Thirty two million two hundred and fifty thousand Dollars ($32,250,000) or such other lesser sum in Dollars as is determined in accordance with the terms and conditions of the Contract to be the purchase price of the Ship thereunder;

"Contribution" means, in relation to each Bank, the principal amount of the Loan owing to such Bank at any relevant time;

"Corporate Guarantee" means the corporate guarantee executed or (as the context may require) to be executed by the Corporate Guarantor in favour of the Security Agent in the form set out in schedule 7;

"Corporate Guarantor" means Diana Shipping Inc., a corporation incorporated in the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and includes its successors in title;

"Creditors" means, together, the Arranger, the Agent, the Security Agent, the Account Bank, the Swap Provider and the Banks and "Creditor" means any of them;

"Deed of Covenant" means the deed of covenant collateral to the Mortgage executed or (as the context may require) to be executed by the Borrower in favour of the Secured Creditors in the form set out in schedule 9;

"Default" means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

"Delivery" means the delivery of the Ship by the Seller to, and the acceptance of the Ship by, the Borrower in accordance with the Contract;

"Delivery Date" means the date on which the Delivery occurs;

"Designated Transaction" means a Transaction which it is entered into by the Borrower with the Swap Provider pursuant to the Master Swap Agreement as contemplated by clause 2.9;

"DOC" means a document of compliance issued to an Operator in accordance with rule 13 of the Code;

"Dollars" and "$" mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars);

"Drawdown Date" means any date, being a Banking Day falling not later than the Termination Date, on which the Loan is, or is to be, drawn down;

"Drawdown Notice" means a notice substantially in the form of schedule 3;

"Early Termination Date" shall have, in relation to any continuing Designated Transaction, the meaning ascribed to it in the Master Swap Agreement;

"Earnings" means all moneys whatsoever from time to time due or payable to the Borrower during the Security Period arising out of the use or operation of the Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising out of pooling arrangements, compensation payable to the Borrower in event of requisition of the Ship for hire, remuneration for salvage or towage services, demurrage and detention moneys, and damages for breach (or payment for variation or termination) of any charterparty or other contract for the employment of the Ship;

"Encumbrance" means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements having a similar effect);

"Environmental Affiliate" means any agent or employee of the Borrower or any other Relevant Party or any person having a contractual relationship with the Borrower or any other Relevant Party in connection with any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship;

"Environmental Approval" means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Ship required under any Environmental Law;

"Environmental Claim" means any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Pollutant from any Relevant Ship;

"Environmental Laws" means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Pollutants and actual or threatened emissions, spills, releases or discharges of Pollutants;

"Event of Default" means any of the events or circumstances described in clause 10.1;

"Fee Letter" means the fee letter made or (as the context may require) to be made between the Arranger, the Agent and the Borrower in relation to certain of the fees referred to in clause 5.1;

"Final Maturity Date" means the earlier of (a) 28 February 2017 and (b) the date falling sixty (60) months after the Drawdown Date;

"Flag State" means the Commonwealth of the Bahamas or such other state or territory designated in writing by the Agent (acting on the instructions of the Majority Banks), at the request of the Borrower, as being the "Flag State" of the Ship for the purposes of the Security Documents;

"Government Entity" means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

"Group" means the Corporate Guarantor and its Subsidiaries from time to time (and, for the avoidance of doubt, it includes the Borrower) and "member of the Group" shall be construed accordingly (and, for the avoidance of doubt, it is hereby clarified that Diana Containerships Inc. of the Republic of the Marshall Islands and its own Subsidiaries from time to time are not part of the Group);

"Indebtedness" means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

"Initial Charter" means the time charterparty in respect of the Ship made between the Initial Charterer and the Borrower, which contract is, on the date of this Agreement incorporated in a recapitulation e-mail dated 6 December 2011 from the Initial Charterers brokers (LSS Brokers, Singapore) to the Borrower, as the same may be amended and/or novated from time to time with the prior written consent of the Security Agent;

"Initial Charter Assignment" means the Charter Assignment of the Initial Charter executed or (as the context may require) to be executed by the Borrower in favour of the Security Agent in the form set out in schedule 11;

"Initial Charterer" means EDF Trading Ltd. of London and includes its successors in title;

"Insurances" means all policies and contracts of insurance (which expression includes all entries of the Ship in a protection and indemnity or war risks association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of the Borrower (whether in the sole name of the Borrower, or in the joint names of the Borrower and the Secured Creditors and/or the Security Agent and/or any other Creditor or otherwise) in respect of the Ship and her Earnings or otherwise howsoever in connection with the Ship and all benefits thereof (including claims of whatsoever nature and return of premiums);

"Interest Payment Date" means the last day of an Interest Period;

"Interest Period" means each period for the calculation of interest in respect of the Loan ascertained in accordance with clauses 3.2 and 3.3;

"ISPS Code" means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organization now set out in Chapter XI-2 of the International Convention for the Safety of Life at Sea 1974 (as amended) as adopted by a Diplomatic conference of the International Maritime Organisation on Maritime Security in December 2002 and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

"ISSC" means an International Ship Security Certificate issued in respect of the Ship pursuant to the ISPS Code;

"LIBOR" means, in relation to any amount and for any period, the offered rate (if any) for deposits of Dollars for such amount and for the period which is:

(a)
the rate for such period as displayed on Reuters page LIBOR01 (British Bankers' Association Interest Settlement Rate) (or such other page as may replace such page LIBOR01 on such system or on any other system of the information vendor for the time being designated by the British Bankers' Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers' Association's Recommended Terms and Conditions ("BBAIRS" terms) applicable at the relevant time) at or about 11:00 a.m. (London time) on the Quotation Date for such period; or

(b)
if on such date no such rate is displayed, the rate (rounded upwards to the nearest 1/16th of one per cent) quoted to the Agent by the Reference Bank at the request of the Agent as the Reference Bank's offered rate for deposits of Dollars in an amount equal or approximately equal to the amount in relation to which LIBOR is to be determined and for a period equivalent to such period to prime banks in the London Interbank Market at or about 11:00 a.m. (London time) on the Quotation Date for such period;

"Loan" means the aggregate principal amount owing to the Banks under this Agreement at any relevant time;

"Majority Banks" means, at any relevant time, Banks (a) the aggregate of whose Contributions exceeds Sixty six point six six per cent (66.66%) of the Loan or (b) (if no principal amounts are outstanding under this Agreement) the aggregate of whose Commitments exceeds Sixty six point six six per cent (66.66%) of the Total Commitment;

"Management Agreement" means the management agreement made or (as the context may require) to be made between the Borrower and the Manager in a form previously agreed in writing by the Agent providing for (inter alia) the Manager to carry out the technical and commercial management of the Ship;

"Manager" means Diana Shipping Services S.A., a corporation incorporated in the Republic of Panama with its registered agent's registered office at Edificio Universal, Piso 12, Avenida Federico Boyd, Panama or any other person approved in writing by the Majority Banks, and includes its successors in title;

"Manager's Undertaking" means the undertaking and assignment executed or (as the context may require) to be executed by the Manager in favour of the Secured Creditors in the form set out in schedule 10;

"Mandatory Cost" means, in relation to any period, a percentage calculated by the Agent for such period at an annual rate determined by the application of the formula set out in schedule 16;

"Margin" means two point five zero per cent (2.50%) per annum;

"Master Swap Agreement" means the agreement made or (as the context may require) to be made between the Swap Provider and the Borrower, comprising a 2002 ISDA Master Agreement (including a schedule thereto) in the form set out in schedule 5 and includes any Designated Transactions from time to time entered into pursuant thereto and any Confirmations (as defined therein) from time to time exchanged thereunder and governed thereby;

"Material Adverse Effect" means a material adverse effect:

(a)	on the business, assets, nature of assets, operations, prospects, liabilities or condition (financial or otherwise) of any Security Party, any member of the Group or the Group as a whole; or

(b)
on the ability of any of the Borrower, the Corporate Guarantor, the Manager or any other Security Party to comply with any of their respective obligations under the Security Documents or any of them; or

(c)	on the legality, validity or enforceability of any of the Security Documents or any of the rights or remedies of the Creditors or any of them thereunder;

"month" means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and "months" and "monthly" shall be construed accordingly;

"Mortgage" means the first priority statutory Bahamas ship mortgage over the Ship executed or (as the context may require) to be executed by the Borrower in favour of the Secured Creditors in the form set out in schedule 8;

"Operating Account" means an interest bearing Dollar account of the Borrower opened or (as the context may require) to be opened by the Borrower with the Account Bank with account number 0045834302 and includes any sub-accounts thereof and any other account designated in writing by the Agent to be the Operating Account for the purposes of this Agreement;

"Operator" means any person who is from time to time during the Security Period concerned in the operation of the Ship and falls within the definition of "Company" set out in rule 1.1.2 of the Code;

"Permitted Encumbrance" means any Encumbrance in favour of the Security Agent or any other Creditor created pursuant to the Security Documents and Permitted Liens;

"Permitted Holder" means each of Mr Simeon Palios, his wife any of his direct lineal descendants;

"Permitted Liens" means any lien on the Ship for master's, officer's or crew's wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer's or outfitter's possessory lien for a sum not (except with the prior written consent of the Agent) exceeding the Casualty Amount;

"Pollutant" means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980;

"Quotation Date" means, in respect of any period in respect of which LIBOR falls to be determined under this Agreement, the day falling two (2) Banking Days before the first day of such period;

"Reference Bank" means, in relation to LIBOR and Mandatory Cost, the principal London office of Nordea Bank Finland Plc or of any other bank appointed from time to time by the Agent pursuant to clause 16.21 and includes its successors in title;

"Registry" means such registrar, commissioner or representative of the Flag State who is duly authorised and empowered to register the Ship, the Borrower's title to the Ship and the Mortgage under the laws and flag of the Flag State;

"Related Company" of a person means any Subsidiary of such person, any company or other entity of which such person is a Subsidiary and any Subsidiary of any such company or entity;

"Relevant Jurisdiction" means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

"Relevant Party" means the Borrower and each member of the Group;

"Relevant Ship" means the Ship and any other vessel from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Relevant Party;

"Repayment Dates" means, subject to clause 6.3, each of the dates falling at three (3) monthly intervals after the Drawdown Date, up to and including the Final Maturity Date;

"Requisition Compensation" means, in relation to the Ship, all sums of money or other compensation from time to time payable during the Security Period by reason of the Compulsory Acquisition of the Ship;

"Secured Creditors" means, together, the Agent, the Banks and the Swap Provider and "Secured Creditor" means any of them;

"Security Agent" means Nordea Bank Finland Plc, a company incorporated in Finland with its registered office at Aleksanterinkatou 36B, FI-00020 Helsinki, Finland acting for the purposes of this Agreement through its branch at 8th Floor, City Place House, 55 Basinghall Street, London EC2V 5NB, England (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) or such other person as may be appointed as security agent and trustee by the Banks, the Swap Provider and the Agent pursuant to clause 16.14 and includes its successors in title;

"Security Documents" means this Agreement, the Fee Letter, the Master Swap Agreement, the Mortgage, the Deed of Covenant, the Manager's Undertaking, any Charter Assignment, the Corporate Guarantee, the Account Assignment, the Share Pledge, the Swap Assignment, the Trust Deed and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrower or any other Security Party pursuant to this Agreement or any other Security Documents (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

"Security Party" means, together, the Borrower, the Corporate Guarantor, the Manager or any other person who may at any time be a party to any of the Security Documents (other than the Creditors);

"Security Period" means the period commencing on the date of this Agreement and terminating upon discharge of the security created by the Security Documents by payment of all moneys payable thereunder;

"Security Requirement" means the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the other Creditors) which is, at any relevant time, one hundred and twenty five per cent (125%) of the Loan at that time;

"Security Value" means the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the other Creditors) which, at any relevant time, is the aggregate of (a) the market value of the Ship most recently determined in accordance with clause 8.2.2 and (b) the market value of any additional security for the time being actually provided to the Creditors pursuant to clause 8.2 as most recently determined in accordance with clause 8.2.5;

"Seller" means Bowline Shipping S.A. of 80 Broad Street, Monrovia, Republic of Liberia and includes their successors in title;

"Share Pledge" means the share pledge executed or (as the context may require) to be executed by the Corporate Guarantor in favour of the Security Agent in respect of all of the issued shares in the Borrower in the form or substantially the form set out in schedule 13;

"Ship" means the 81,297 dwt, 2010-built dry bulk carrier Leto registered in the ownership of the Borrower through the Registry under the laws and flag of the Flag State and with IMO Number 9397731, delivered by the Seller to the Borrower on the Delivery Date;

"Ship Security Documents" means the Mortgage, the Deed of Covenant, any Charter Assignment and the Manager's Undertaking;

"SMC" means a safety management certificate issued in respect of the Ship in accordance with rule 13 of the Code;

"Subsidiary" of a person means any company or entity directly or indirectly controlled by such person, and for this purpose "control" shall have the meaning given to it in clause 1.4.7;

"Swap Assignment" means the assignment executed or (as the context may require) to be executed by the Borrower in favour of the Security Agent in the form set out in schedule 6;

"Swap Exposure" means, as at any relevant time, the total sum certified by the Swap Provider to be the aggregate net amount in Dollars which would, in the absolute discretion of the Swap Provider, be an estimate of what would be payable by the Borrower to the Swap Provider under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Swap Agreement if an Early Termination Date had occurred under the Master Swap Agreement at the relevant time in relation to all continuing Designated Transactions thereunder;

"Swap Provider" means Nordea Bank Finland Plc, a company incorporated in Finland with its registered office at Aleksanterinkatou 36B, FI-00020 Helsinki, Finland, acting for the purposes of this Agreement and the other Security Documents through its office at 2747 Securities Services, FIN-00020 Nordea, Helsinki, Finland (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.1.3) and includes its successors in title;

"Taxes" includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and "Taxation" shall be construed accordingly;

"Termination Date" means 29 February 2012 or such other later date as the Borrower may request and the Agent (acting on the instructions of all the Banks) may in its absolute discretion consent to;

"Total Commitment" means, at any relevant time, the aggregate of the Commitments of all of the Banks at such time;

"Total Loss" means:

(a)	the actual, constructive, compromised or arranged total loss of the Ship; or

(b)	the Compulsory Acquisition of the Ship; or

(c)
the hijacking, theft, piracy, condemnation, capture, seizure, arrest, detention or confiscation of the Ship (other than where the same amounts to the Compulsory Acquisition of the Ship) by a person (including a Government Entity, or persons acting or purporting to act on behalf of a Government Entity), unless the Ship be released and restored to the Borrower from such hijacking, theft, piracy, condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof;

"Transaction" has the meaning given to it in the Master Swap Agreement;

"Transfer Certificate" means a certificate substantially in the form set out in schedule 4;

"Transferee Bank" has the meaning given to it in clause 15.3;

"Transferor Bank" has the meaning given to it in clause 15.3;

"Trust Deed" means a trust deed in the form, or substantially in the form, set out in schedule 14;

"Trust Property" means (a) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Security Agent under or pursuant to the Security Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to the Security Agent in the Security Documents); (b) all moneys, property and other assets paid or transferred to or vested in the Security Agent or any agent of the Security Agent or any receiver or received or recovered by the Security Agent or any agent of the Security Agent or any receiver pursuant to, or in connection with, any of the Security Documents whether from any Security Party or any other person; and (c) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by the Security Agent or any agent of the Security Agent in respect of the same (or any part thereof); and

"Underlying Documents" means, together, the Contract, the Management Agreement, the Initial Charter and any other Charter and "Underlying Document" means any of them.

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4	Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.4.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.4.2
references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.4.3
references to a "regulation" include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority and, for the avoidance of doubt, shall include any Basel II Regulation or any Basel III Regulation;

1.4.4	words importing the plural shall include the singular and vice versa;

1.4.5	references to a time of day are to London time;

1.4.6	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.4.7	"control" means, in relation to a body corporate:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise, directly or indirectly) to:

(i)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of such body corporate; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of such body corporate; or

(iii)	give directions with respect to the operating and financial policies of such body corporate with which the directors or other equivalent officers of such body corporate are obliged to comply; or

(b)
the holding beneficially of more than 50 per cent of the issued share capital of such body corporate (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

1.4.8
two or more persons are "acting in concert if, pursuant to an agreement or understanding (whether formal or informal), they actively co-operate, through the acquisition (directly or indirectly) of shares in the Corporate Guarantor by any of them, either directly or indirectly to obtain or consolidate control of the Corporate Guarantor;

1.4.9
references to a "guarantee" include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and "guaranteed" shall be construed accordingly; and

1.4.10	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

1.5	Majority Banks

Where this Agreement provides for any matter to be determined by reference to the opinion of the Majority Banks or to be subject to the consent or request of the Majority Banks or for any action to be taken on the instructions in writing of the Majority Banks, such opinion, consent, request or instructions shall (as between the Banks) only be regarded as having been validly given or issued by the Majority Banks if all the Banks shall have received prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and the relevant majority of Banks shall have given or issued such opinion, consent, request or instructions but so that (as between the Borrower and the Creditors) the Borrower shall be entitled (and bound) to assume that such notice shall have been duly received by each Bank and that the relevant majority shall have been obtained to constitute Majority Banks whether or not this is in fact the case.

1.6	Banks' Commitment

For the purposes of the definition of "Majority Banks" in clause 1.2 and the relevant provisions of the Security Documents, references to the Commitment of a Bank shall, if the Total Commitment has, at any relevant time, been reduced to zero, be deemed to be a reference to the Commitment of that Bank immediately prior to such reduction to zero.

2	The Total Commitment

2.1	Agreement to lend

The Banks, relying upon each of the representations and warranties in clause 7, agree to lend to the Borrower, upon and subject to the terms of this Agreement, the principal sum of up to Sixteen million one hundred and twenty five thousand Dollars ($16,125,000). The obligation of each Bank under this Agreement shall be to contribute that proportion of the Loan which, as at the Drawdown Date, its Commitment bears to the Total Commitment,

2.2	Obligations several

The obligations of the Banks under this Agreement are several according to their respective Commitments and/or Contributions; the failure of any Bank to perform such obligations or the failure of the Swap Provider to perform its obligations under the Master Swap Agreement shall not relieve any other Creditor or the Borrower of any of their respective obligations or liabilities under this Agreement or, as the case may be, the Master Swap Agreement nor shall any Creditor be responsible for the obligations of any other Creditor (except for its own obligations, if any, as a Bank or as a Swap Provider) under this Agreement or the Master Swap Agreement, respectively.

2.3	Interests several

Notwithstanding any other term of this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Majority Banks) the interests of the Creditors are several and the amount due to any Creditor is a separate and independent debt. Each Creditor shall have the right to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Creditor to be joined as an additional party in any proceedings for this purpose.

2.4	Drawdown

Subject to the terms and conditions of this Agreement, the Loan shall be advanced in one amount on the Drawdown Date following receipt by the Agent from the Borrower of a Drawdown Notice not later than 10:00 a.m. on the third Banking Day before the proposed Drawdown Date which shall be a Banking Day falling not later than the Termination Date. A Drawdown Notice (a) shall be effective on actual receipt by the Agent and (b) shall, subject as provided in clause 3.6.1, be irrevocable once given.

2.5	Amount

The maximum amount of the Loan drawn down shall not exceed Sixteen million one hundred and twenty five thousand Dollars ($16,125,000) and it shall be applied in accordance with clause 1.1.

2.6	Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Agent shall promptly notify each Bank and, subject to the provisions of clause 9, each of the Banks shall make available to the Agent on the Drawdown Date its portion of the Loan for payment by the Agent in accordance with clause 6.2. The Borrower acknowledges that payment of the Loan (or part thereof) to the Seller in accordance with clause 6.2 shall satisfy the obligations of the Banks to lend the Loan (or the relevant part thereof) to the Borrower.

2.7	Termination of Total Commitment

Any part of the Total Commitment which remains undrawn and uncancelled by the earlier of (a) the Drawdown Date and (b) the end of the Termination Date, shall thereupon be automatically cancelled.

2.8	Application of proceeds

Without prejudice to the Borrower's obligations under clause 8.1.3; no Creditor shall have any responsibility for the application of the proceeds of the Loan or any part thereof by the Borrower.

2.9	Derivative transactions

2.9.1
If, at any time during the Security Period, the Borrower wishes to enter into interest rate swap or other derivative transactions with the Swap Provider for any purpose whatsoever, including for the benefit of the Group and/or for the purpose of hedging all or any part of its exposure under this Agreement to interest rate fluctuations, it shall advise the Swap Provider in writing.

2.9.2
Any such swap or other derivative transaction shall be concluded with the Swap Provider under the Master Swap Agreement provided however that no such swap or other derivative transaction shall be concluded unless the Swap Provider first agrees to it in writing. For the avoidance of doubt, other than the Swap Provider's agreement in writing referred to in the preceding sentence no prior approval is required by the Borrower from all or any of the other Creditors before concluding any such swap or other derivative transaction. If and when any such swap or other derivative transaction has been concluded, it shall constitute a Designated Transaction, and the Borrower shall sign a Confirmation with the Swap Provider and advise the Agent promptly after concluding any Designated Transaction.

3	Interest and Interest Periods

3.1	Normal interest rate

The Borrower shall pay interest on the Loan in respect of each Interest Period relating thereto on each Interest Payment Date (or, in the case of Interest Periods of more than three (3) months, by instalments, the first instalment being due three (3) months from the commencement of the Interest Period and the subsequent instalments at intervals of three (3) months thereof or, if shorter, the period from the date of the preceding instalment until the Interest Payment Date relative to such Interest Period) at the rate per annum determined by the Agent to be the aggregate of (a) the Margin, (b) LIBOR for such Interest Period and (c) Mandatory Cost (if any).

3.2	Selection of Interest Periods

The Borrower may by notice received by the Agent not later than 10:00 a.m. on the third Banking Day before the beginning of each Interest Period specify whether such Interest Period shall have a duration of one (1) month, two (2) months, three (3) months, six (6) months or such other period (subject to availability) as the Borrower may select and the Agent (acting on the instructions of all Banks) may agree.

3.3	Determination of Interest Periods

Every Interest Period shall be of the duration required by, or specified by the Borrower pursuant to, clause 3 2 but so that:

3 3.1	the first Interest Period shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the last day of the previous Interest Period;

3.3.2
if any Interest Period would otherwise overrun a Repayment Date, then, in the case of the last Repayment Date such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Repayment Dates the Loan shall be divided into parts so that there is one part in the amount of the repayment instalment or instalments due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of the Loan having an Interest Period ascertained in accordance with clause 3.2 and the other provisions of this clause 3.3; and

3.3.3
if the Borrower fails to specify the duration of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3 such Interest Period shall have a duration of three (3) months or such other period as shall comply with this clause 3.3.

3.4	Default interest

If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents (other than the Master Swap Agreement), the Borrower shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Agent pursuant to this clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Agent, each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Agent) of (a) two per cent (2%) per annum, (b) the Margin, (c) LIBOR for such period and (d) Mandatory Cost, if any. Such interest shall be due and payable on the last day of each such period as determined by the Agent and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Agent under clause 10.2.2 or a prepayment pursuant to clauses 4.3, 8.2.1(a) or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Agent shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable. If, for the reasons specified in clause 3.6.1, the Agent is unable to determine a rate in accordance with the foregoing provisions of this clause 3.4, each Bank shall promptly notify the Agent of the cost of funds to such Bank and interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Agent to be two per cent (2%) per annum above the aggregate of the Margin and the cost of funds to such Bank (including Mandatory Cost, if any).

3.5	Notification of Interest Periods and interest rate

The Agent shall notify the Borrower and the Banks promptly of the duration of each Interest Period and of each rate of interest (or, as the case may be default interest) determined by it under this clause 3.

3.6	Market disruption; non-availability

3.6.1	If and whenever, at any time prior to the commencement of any Interest Period:

(a)
the Agent shall have determined (which determination shall, in the absence of manifest error, be conclusive) that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period; or

(b)
the Reference Bank does not supply the Agent with a quotation for the purposes of calculating LIBOR (where such a quotation is required having regard to paragraph (b) of the definition of "LIBOR" in clause 1.2); or

(c)
the Agent shall have received notification from Banks whose aggregate Contributions are not less than one-third (1/3rd) of the Loan or (prior to the Drawdown Date whose aggregate Commitments are not less than one-third (1/3rd) of the Total Commitment), that deposits in Dollars are not available to such Banks in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan or their Contributions for such Interest Period or that LIBOR does not accurately reflect the cost to such Banks of obtaining such deposits, the Agent shall forthwith give notice (a "Determination Notice") thereof to the Borrower and to each of the Banks and the Swap Provider. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice the undrawn amount of the Total Commitment shall not be borrowed until notice to the contrary is given to the Borrower by the Agent.

3.6.2
During the period of ten (10) days after any Determination Notice has been given by the Agent under clause 3.6.1, each Bank shall certify an alternative basis (the "Alternative Basis") for funding its Commitment and/or for maintaining its Contribution. The Alternative Basis may at the relevant Bank's sole and unfettered discretion (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds to such Bank (including Mandatory Cost, if any) equivalent to the Margin. The Agent shall calculate the arithmetic mean of the Alternative Bases provided by the relevant Banks (the "Substitute Basis") and certify the same to the Borrower, the Banks and the Swap Provider. The Substitute Basis so certified shall be binding upon the Borrower and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Agent notifies the Borrower that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply.

4	Repayment and prepayment

4.1	Repayment

The Borrower shall repay the Loan by twenty (20) repayment instalments, one such instalment to be repaid on each of the Repayment Dates. Subject to the provisions of this Agreement, the amount of each of the first to the nineteenth instalments (inclusive) shall be Two hundred and fifty two thousand Dollars ($252,000) and the amount of the twentieth and final instalment shall be Eleven million three hundred and thirty seven thousand million Dollars ($11,337,000) (comprising a repayment instalment of Two hundred and fifty two thousand Dollars ($252,000) and a balloon payment of Eleven million eighty five thousand Dollars ($11,085,000)).

If the Total Commitment is not drawn in full, the amount of each repayment instalment (including the balloon payment) shall be reduced proportionately.

4.2	Voluntary prepayment

The Borrower may prepay the Loan in whole or in part (being Two hundred and fifty thousand Dollars ($250,000) or any larger sum which is an integral multiple of Two hundred and fifty thousand Dollars ($250,000)), in each case on any Interest Payment Date relating to the part of the Loan to be repaid, without premium or penalty but subject to clause 11.1 and the other provisions of this clause 4.

4.3	Mandatory prepayment on Total Loss or sale

4.3.1	Before the Drawdown Date

On the Ship becoming a Total Loss (or suffering damage or being involved in an incident which in the opinion of the Agent may result in the Ship being subsequently determined to be a Total Loss) before the Drawdown Date, the obligation of the Banks to advance the Loan shall immediately cease and the Total Commitment shall be reduced to zero.

4.3.2	After the Drawdown Date

On the date falling one hundred and eighty (180) days after that on which the Ship became a Total Loss or, if earlier, on the date upon which the insurance proceeds in respect of such Total Loss are, or Requisition Compensation is, received by the Borrower (or the Security Agent or any other Creditors pursuant to the Ship Security Documents), or immediately prior to the completion of the sale of the Ship by the Borrower to any person, the Borrower shall prepay the Loan in full together with interest thereon, and all other amounts owing under this Agreement and the other Security Documents.

4.3.3	Interpretation

For the purposes of this Agreement and the other Security Documents, a Total Loss shall be deemed to have occurred:

(a)	in the case of an actual total loss of the Ship, on the actual date and at the time the Ship was lost or, if such date is not known, on the date on which the Ship was last reported;

(b)	in the case of a constructive total loss of the Ship, upon the date and at the time notice of abandonment of the Ship is given to the insurers of the Ship for the time being;

(c)
in the case of a compromised or arranged total loss of the Ship, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of the Ship;

(d)	in the case of Compulsory Acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

(e)
in the case of hijacking, theft, piracy, condemnation, capture, seizure, arrest, detention or confiscation of the Ship (other than where the same amounts to Compulsory Acquisition of the Ship) by any person (including a Government Entity, or persons purporting to act on behalf of a Government Entity), which deprives the Borrower of the use of the Ship for more than thirty (30) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant hijacking, theft, piracy, condemnation, capture, seizure, arrest, detention or confiscation occurred.

4.4	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with accrued interest on the amount to be prepaid to the date of such prepayment, any additional amount payable under clause 6.6 or clause 12.2 and all other sums payable by the Borrower under this Agreement or any of the other Security Documents including, without limitation, any accrued commitment commission and any amounts payable under clause 11.

4.5	Notice of prepayment; reduction of repayment instalments; re-borrowing

4.5.1
No prepayment may be effected under clause 4.2 unless the Borrower shall have given the Agent at least five (5) Banking Days' prior written notice of its intention to make such prepayment. Every notice of prepayment shall be effective only on actual receipt by the Agent, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrower to make such prepayment on the date specified.

4.5.2	Any amount prepaid pursuant to clause 4.2 or clause 8.2.1(a) shall be applied in reducing the repayment instalments under clause 4.1 (including the balloon payment) proportionately.

4.5.3	No amount prepaid under this Agreement may be reborrowed.

4 5.4	The Borrower may not prepay the Loan or any part thereof save as expressly provided in this Agreement.

4.6	Unwinding of Designated Transactions

On or prior to any repayment or prepayment of all or part of the Loan (including, without limitation, pursuant to clauses 4.2, 4.3 or 8.2.1(a) or any other provision of this Agreement), the Borrower shall, upon the request of the Agent (acting on the instructions of the Banks), wholly or partially reverse, offset, unwind, cancel, close out, net out or otherwise terminate one or more of the continuing Designated Transactions at that time.

5	Fees and expenses

5.1	Fees

The Borrower shall pay to the Agent:

5.1.1	for the account of the Arranger, an arrangement fee of such amount and payable at such time as specified in the Fee Letter; and

5.1.2
for the account of each Bank (i) if the Drawdown Date occurs by 28 February 2012, on the day falling one day before the Drawdown Date or (ii) if the Drawdown Date does not occur by 28 February 2012, on 28 February 2012 and on the last day of each calendar month thereafter, until the earlier of (a) the Drawdown Date and (b) the Termination Date, and on the earlier of such dates, commitment commission computed from 22 December 2011 (in the case of the first payment of commission) and from the due date of the preceding payment of commission (in the case of each subsequent payment) at the rate of zero point five zero per cent (0.50%) per annum on the daily undrawn amount of such Bank's Commitment.

The fees and commissions referred to in this clause 5.1 shall be payable by the Borrower to the Agent, whether or not any part of the Total Commitment is ever advanced and shall be, in each case, non-refundable.

5.2	Expenses

The Borrower shall pay to the Agent on a full indemnity basis on demand all expenses (including legal, printing and out-of-pocket expenses) incurred by any Creditor:

5.2.1
in connection with the negotiation, preparation, execution and, where relevant, registration of the Security DoCuments and of any amendment or extension of or the granting of any waiver or consent under, any of the Security Documents and the syndication of the Loan; and

5.2.2
in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, any of the Security Documents, or otherwise in respect of the moneys owing under any of the Security Documents, together with interest at the rate referred to in clause 3.4, from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

5.3	Value added Tax

All fees and expenses payable pursuant to this clause 5 and/or pursuant to the Security Documents shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Creditors or any of them under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4	Stamp and other duties

The Borrower shall pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by, or assessed on, the Creditors or any of them) imposed on or in connection with any of the Underlying Documents and the Security Documents or the Loan and shall indemnify the Creditors or any of them against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

6	Payments and taxes; accounts and calculations

6.1	No set-off or counterclaim

The Borrower acknowledges that in performing its obligations under this Agreement the Banks will be incurring liabilities to third parties in relation to the funding of amounts to the Borrower, such liabilities matching the liabilities of the Borrower to the Banks and that it is reasonable for the Banks to be entitled to receive payments from the Borrower gross on the due date in order that the Banks are put in a position to perform their matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrower under any of the Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in Dollars on the due date to the account of the Agent at such bank and in such place as the Agent may from time to time specify for this purpose. Save as otherwise provided in this Agreement or any relevant Security Documents such payments shall be for the account of all the Banks and the Agent or, as the case may be, the Security Agent shall forthwith distribute such payments in like funds as are received by the Agent or, as the case may be, the Security Agent to the Banks rateably in accordance with their respective Commitment or (following drawdown) Contribution as the case may be.

6.2	Payment by the Banks

All sums to be advanced by the Banks to the Borrower under this Agreement in respect of the Loan shall be remitted in Dollars on the Drawdown Date to the account of the Agent with such bank as the Agent may have notified to the Banks and shall be paid by the Agent on such date in like funds as are received by the Agent to the account specified in the Drawdown Notice.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year.

6.5	Certificates conclusive

Any certificate or determination of the Agent or the Security Agent or any Bank as to any rate of interest or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrower and (in the case of a certificate of determination by the Agent or the Security Agent), on the other Creditors.

6.6	Grossing-up for Taxes

6.6.1
If at any time the Borrower is required to make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents for the account of any Creditor or if the Agent or, as the case may be, the Security Agent is required to make any such deduction or withholding from a payment to a Bank, the sum due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the relevant Creditor receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower shall indemnify each Creditor against any losses or costs incurred by it by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower shall promptly deliver to the Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.6.2
For the avoidance of doubt, clause 6.6.1 does not apply in respect of sums due from the Borrower to the Swap Provider under or in connection with the Master Swap Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Swap Agreement shall apply.

6.7	Loan account

Each Bank shall maintain, in accordance with its usual practice, an account or accounts evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents. The Agent and the Security Agent shall maintain a control account or accounts (which shall be the "Account current" referred to in the Mortgage) showing the Loan, interest and other sums owing and/or payable by the Borrower under the Security Documents. Each such control account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrower under the Security Documents.

6.8	Agent may assume receipt

Where any sum is to be paid under this Agreement to the Agent for the account of another person, the Agent may assume that the payment will be made when due and the Agent may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Agent, then the person to whom such sum was so made available shall on request refund such sum to the Agent together with interest thereon sufficient to compensate the Agent for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable shall indemnify the Agent for any and all loss or expense which the Agent may sustain or incur as a consequence of such sum not having been paid on its due date.

6.9	Partial payments

lf, on any date on which a payment is due to be made by the Borrower under any of the Security Documents, the amount received by the Agent from the Borrower falls short of the total amount of the payment due to be made by the Borrower on such date then, without prejudice to any rights or remedies available to the Creditors or any of them under any of the Security Documents, the Agent shall apply the amount actually received from the Borrower in or towards discharge of the obligations of the Borrower under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrower:

6.9.1	firstly, in or towards payment, on a pro-rata basis, of any unpaid costs, expenses and fees owing to the Arranger, the Agent or the Security Agent under, or in relation to, the Security Documents;

6.9.2	secondly, in or towards payment, on a pro-rata basis, of any unpaid costs, expenses and fees owing to the Banks or the Account Bank under or in relation to, the Security Documents;

6.9.3
thirdly, in or towards payment to the Banks, on a pro-rata basis, of any accrued interest which shall have become due under any of the Security Documents (other than the Master Swap Agreement) but remains unpaid;

6.9.4
fourthly, in or towards payment to the Banks, on a pro-rata basis, for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan prepaid and which amounts are so payable under this Agreement;

6.9.5	fifthly, in or towards payment to the Banks, on a pro rata basis, of any principal in respect of the Loan which shall have become due but remains unpaid;

6.9.6	sixthly, in or towards payment to the Swap Provider of any sums owing to it under the Master Swap Agreement; and

6.9.7
seventhly, towards payment to the relevant person of any other sum which shall have become due under any of the Security Documents but remains unpaid (and, if more than one such sum so remains unpaid, on a pro-rata basis).

The order of application set out in clauses 6.9.3 to 6.9.5 may be varied by the Agent if the Banks so direct, without any reference to, or consent or approval from the Borrower.

7	Representations and warranties

7.1	Continuing representations and warranties

The Borrower represents and warrants to each Creditor that:

7.1.1	Due incorporation

the Borrower and each of the other Security Parties are duly incorporated and validly existing in good standing under the laws of their respective countries of incorporation as limited liability companies or corporations and have power to carry on their respective businesses as they are now being conducted and to own their respective property and other assets;

7.1.2	Corporate power

the Borrower has power to execute, deliver and perform its obligations under the Underlying Documents and the Borrower's Security Documents and to borrow the Total Commitment and each of the other Security Parties has power to execute and deliver and perform its obligations under the Security Documents and the Underlying Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrower to borrow will be exceeded as a result of borrowing the Loan or entering into the Master Swap Agreement;

7.1.3	Binding obligations

the Underlying Documents and the Security Documents constitute or will, when executed, constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not:

(a)	contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrower or any other Security Party is subject; or

(b)
conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower or any other Security Party is a party or is subject or by which it or any of its property is bound; or

(c)	contravene or conflict with any provision of the constitutional documents of the Borrower or any other Security Party; or

(d)
result in the creation or imposition of or oblige the Borrower or any member of the Group or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of the Borrower or any member of the Group or any other Security Party;

7.1.5	No litigation

no litigation, arbitration, investigation or proceeding (administrative or otherwise) is taking place, pending or, to the knowledge of the officers of the Borrower, threatened against the Borrower or any member of the Group or any other Security Party which could have a Material Adverse Effect;

7.1.6	No filings required

save for the registration of the Mortgage under the laws of the Flag State through the Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

7.1.7	Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgage), the choice of Bahamian law to govern the Mortgage and the submission by the Security Parties therein to the non-exclusive jurisdiction of the English courts, are valid and binding;

7.1.8	No immunity

neither the Borrower nor any other Security Party nor ,any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

7 1.9	Financial statements correct and complete

the audited consolidated financial statements of the Group in respect of the financial year ended on 31 December 2010 as delivered to the Agent and/or the Arranger have been prepared in accordance with the Applicable Accounting Principles which have been consistently applied and present fairly and accurately the consolidated financial position of the Group as at such date and the consolidated results of the operations of the Group for the financial year ended on such date and, as at such date, neither the Group nor any member of the Group had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against, or provided for in such financial statements;

7.1.10	Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Underlying Documents and each of the Security Documents to which it is a party, or the performance by each Security Party of its obligations under the Underlying Documents and the Security Documents to which it is a party, has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

7.1.11	Shareholdings

(a)	each of the Borrower and the Manager is a wholly-owned direct Subsidiary of the Corporate Guarantor; and

(b)	no less than 18% of the issued share capital and of the issued voting share capital of the Corporate Guarantor is ultimately beneficially owned by Permitted Holders;

7.1.12	Compliance with laws and regulations

each of the Borrower, the Corporate Guarantor and the Manager is in compliance with the terms and conditions of all laws, regulations, agreements, licenses and concessions material to the carrying on of its business (including in relation to Taxation);

7.1.13	No Material Adverse Effect

no events, conditions, facts or circumstances exist or have arisen or occurred since 31 December 2010, which have had or could reasonably be expected to have a Material Adverse Effect;

7.1.14	Borrower's own account

in relation to the borrowing by the Borrower of the Loan or any part thereof, the performance and discharge of its obligations and liabilities under the Security Documents and the transactions and other arrangements effected or contemplated by this Agreement, the Borrower is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat "money laundering" (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities (as amended)); and

7.1.15	Solvency

(a)	neither the Borrower nor any other Relevant Party is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments on any of its debts;

(b)
neither the Borrower nor any other Relevant Party by reason of actual or anticipated financial difficulties has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its Indebtedness;

(c)	the value of the assets of the Borrower and the other Relevant Parties is not less than their respective liabilities (taking into account contingent and prospective liabilities); and

(d)	no moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any Indebtedness of the Borrower or any other Relevant Party.

7.2	Initial representations and warranties

The Borrower further represents and warrants to each Creditor that:

7.2.1	Pari passu and subordinated indebtedness

(a)
the obligations of the Borrower under this Agreement and the Master Swap Agreement and the obligations of the Corporate Guarantor under the Corporate Guarantee are direct, general and unconditional obligations of the Borrower and the Corporate Guarantor, respectively, and rank at least pan passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower with the exception of any obligations which are mandatorily preferred by law and not by contract;

(b)
any Indebtedness of the Borrower or the Corporate Guarantor owing to any of its respective shareholders or other members of the Group is subordinated in all respects to the Borrower's obligations under this Agreement and the Master Swap Agreement (in the case of the Borrower) and to the Corporate Guarantor's obligations under the Corporate Guarantee (in the case of the Corporate Guarantor);

7.2.2	No default under other Indebtedness

none of the Security Parties is, nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be, in breach of or in default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

7.2.3	Information - full disclosure

the information, exhibits and reports furnished by or on behalf of any Security Party to the Agent and/or the Arranger in connection with the negotiation and preparation of the Security Documents are true and accurate in all material respects and not misleading and all expressions of opinions contained therein genuinely reflect the opinions of the directors and the senior management of the Borrower and the Corporate Guarantor and are based on reasonable assumptions, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

7.2.4	No withholding Taxes

no Taxes are imposed by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.2.5	No Default

no Default has occurred and is continuing;

7.2.6	The Ship

the Ship will, on the Drawdown Date, be:

(a)	in the absolute ownership of the Borrower who will on and after the Drawdown Date be the sole, legal and beneficial owner of the Ship;

(b)	registered in the name of the Borrower under the laws and flag of the Flag State through the Registry;

(c)	operationally seaworthy and in every way fit for service; and

(d)	classed with the Classification free of all requirements and recommendations from the Classification Society;

7.2 7	Ship's employment

save for the Initial Charter, the Ship will not, on or before the Drawdown Date, be subject to any charter or contract or to any agreement to enter into any charter or contract which, if entered into after the date of the Mortgage would have required the consent of the Agent or, as the context may require, the Security Agent or the other Secured Creditors and, on the Drawdown Date, there will not be any agreement or arrangement whereby the Earnings may be shared with any other person;

7.2.8	Freedom from Encumbrances

neither the Ship, nor her Earnings, Insurances or Requisition Compensation nor the Operating Account nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be, on the Drawdown Date, subject to any Encumbrance other than the Permitted Encumbrances;

7.2.9	Compliance with Environmental Laws and Approvals

except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Agent and/or the Arranger:

(a)
the Borrower and the other Relevant Parties and, to the best of the Borrower's knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates have complied with the provisions of all Environmental Laws;

(b)
the Borrower and the other Relevant Parties and, to the best of the Borrower's knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates have obtained all Environmental Approvals and is in compliance with all such Environmental Approvals; and

(c)
neither the Borrower nor any other Relevant Party nor, to the best of the Borrower's knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates have received notice of any Environmental Claim that the Borrower or any other Relevant Party or any such Environmental Affiliate is not in compliance with any Environmental Law or any Environmental Approval;

7.2.10	No Environmental Claims

except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Agent and/or the Arranger, there is no Environmental Claim pending or, to the best of the Borrower's knowledge and belief (having made due enquiry), threatened against the Borrower or the Ship or any other Relevant Party or any other Relevant Ship or to the best of the Borrower's knowledge and belief (having made due enquiry) any of their respective Environmental Affiliates;

7.2.11	No potential Environmental Claims

except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Agent and/or the Arranger, there has been no emission, spill, release or discharge of a Pollutant from the Ship or any other Relevant Ship owned by, managed or crewed by or chartered to the Borrower nor to the best of the Borrower's knowledge and belief (having made due enquiry) from any Relevant Ship owned, managed or crewed by, or chartered to, any other Relevant Party which could give rise to an Environmental Claim;

7.2.12	Copies true and complete

the copies of the Underlying Documents delivered or to be delivered to the Agent pursuant to clause 9.1 are, or will when delivered be, true and complete copies of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder;

7.2.13	DOC and SMC

the Operator has a DOC for itself and an SMC in respect of the Ship; and

7.2.14	ISPS Code

the Borrower has a valid and current ISSC in respect of the Ship and the Ship is in compliance with the ISPS Code.

7.3	Repetition of representations and warranties

On and as of the Drawdown Date and (except in relation to the representations and warranties in clauses 7.1.11 and 7.2) on each Interest Payment Date, the Borrower shall:

7.3.1	be deemed to repeat the representations and warranties in clauses 7.1 and 7.2 as if made with reference to the facts and circumstances existing on such day; and

7.3.2
be deemed to further represent and warrant to each of the Creditors that the then latest audited financial statements delivered to the Agent and/or the Security Agent by the Borrower under clause 8.1.5 of this Agreement and clause 5.1.4 of the Corporate Guarantee have been prepared in accordance with the Applicable Accounting Principles which have been consistently applied and present fairly and accurately the financial position of the Borrower and the consolidated financial position of the Group, respectively, as at the end of the financial period to which the same relate and the results of the operations of the Borrower and the consolidated results of the operations of the Group, respectively, for the financial period to which the same relate and, as at the end of such financial period, neither the Borrower nor the Corporate Guarantor nor any other member of the Group, nor the Group had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.

8	Undertakings

8.1	General

The Borrower undertakes with each Creditor that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Total Commitment remains outstanding, it will:

8.1.1	Notice of Default and certain other events

promptly inform the Agent of any occurrence of which it becomes aware which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents or the Underlying Documents and, without limiting the generality of the foregoing and without prejudice to clause 8.1.6, will inform the Agent of any material litigation involving the Group or any member thereof, any Environmental Claim, any discharge of a Pollutant from the Ship or any other Relevant Ship or any other incident which may give rise to an Environmental Claim and of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Agent, confirm to the Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

8 1.2	Consents and licences; compliance with laws and regulations

(a)
without prejudice to clauses 7.1 and 9, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Security Documents and the Underlying Documents; and

(b)
comply and will procure that the Corporate Guarantor will comply, with the terms and conditions of all laws, regulations, agreements, licences and concessions material to the carrying out of its business;

8.1.3	Use of proceeds

use the Loan exclusively for the purposes specified in clause 1.1;

8.1.4	Pari passu and subordination

without prejudice to the provisions of clause 8.3, ensure that:

(a)
its obligations under this Agreement and the Master Swap Agreement shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract; and

(b)
its Indebtedness (if any) to its shareholders or any other member of the Group is on terms acceptable to the Agent in its absolute discretion and is and shall remain at all times fully subordinated towards its obligations under this Agreement and the Master Swap Agreement;

8.1.5	Financial statements

prepare or cause to be prepared:

(a)
consolidated financial statements of the Group (comprising a balance sheet statement, an income statement, a cash flow analysis and accompanying notes) in accordance with the Applicable Accounting Principles consistently applied in respect of each financial year (namely, each 12-month period ending on 31 December of each calendar year) and cause the same to be reported on by the Group's auditors;

(b)
unaudited consolidated financial statements of the Group (comprising a balance sheet statement, an income statement, a cash flow analysis and accompanying notes) in accordance with the Applicable Accounting Principles consistently applied in respect of each financial quarter of each financial year (namely, each 3-month, 6-month, 9-month and 12-month periods (including on a year to date basis), respectively, ending on 31 March, 30 June, 30 September and 31 December of each calendar year), and, in each case, deliver as many copies of the same as the Agent may reasonably require as soon as practicable but not later than:

(i)	in the case of audited financial statements, one hundred and eighty (180) days after the end of the financial period to which they relate (namely, not later than 30 June of each calendar year);

(ii)
in the case of unaudited financial statements, ninety (90) days after the end of the financial period to which they relate (namely, not later than 30 June, 30 September, 31 December and 31 March, respectively, of each calendar year);

8.1.6	Valuations and Compliance Certificate

(a)
at the same time as the Borrower and/or the Corporate Guarantor provide the Agent and/or the Security Agent with annual audited consolidated financial statements of the Group pursuant to clause 8.1.5 of this Agreement and clause 5.1.4 of the Corporate Guarantee (namely, not later than 30 June of each calendar year) and, if a Default has occurred, at any other time as and when the Agent in its absolute discretion shall require, provide the Agent with valuations of the Ship made in accordance with clause 8.2.2;

(b)
at the same time as the Borrower and/or the Corporate Guarantor provide the Agent and/or the Security Agent with consolidated financial statements of the Group pursuant to clause 8.1.5 of this Agreement and clause 5.1.4 of the Corporate Guarantee (namely, not later than 31 March, 30 June, 30 September and 31 December of each calendar year) and, if a Default has occurred, at any other time as and when the Agent in its absolute discretion shall require, deliver to the Agent a Compliance Certificate (including any supporting schedules or other information and evidence as the Agent may require) duly signed by a director and an authorised signatory of the Borrower and the Corporate Guarantor, and otherwise in accordance with clause 5.1.5 of the Corporate Guarantee;

8.1.7	Delivery of report

deliver to the Agent as many copies as the Agent may reasonably require of every material report, circular, notice or like document issued by the Borrower to its creditors generally.

8.1.8	Provision of further information

provide the Agent with such financial and other information concerning the Borrower, the other Security Parties, the Group and its members and their respective affairs (including, without limitation, financial projections of the Group on an annual consolidated basis) as the Agent, any Bank or the Swap Provider (acting through the Agent) may from time to time require and keep the Agent advised regularly of all major financial developments in relation to the Borrower, the other Security Parties and the Group and its members including, without prejudice to the generality of the foregoing, any vessels sales or purchases and any new borrowings;

8.1.9	Obligations under Security Documents

and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents and the Underlying Documents;

8.1.10	Compliance with Code

and will procure that any Operator will, comply with, and ensure that the Ship and any Operator at all times complies with, the requirements of the Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

8.1.11	Issuance of DOC and SMC

and will procure that any Operator will, promptly inform the Agent upon the issuance to any Operator of a DOC and to the Ship of an SMC or the receipt by the Borrower or any Operator of notification that its application for the same has been refused;

8.1.12	Withdrawal of DOC and SMC

and will procure that any Operator will, immediately inform the Agent if there is any threatened or actual withdrawal of its Operator's DOC or the SMC in respect of the Ship;

8.1.13	ISPS Code compliance

and will procure that the Manager or any Operator will:

(a)	maintain at all times a valid and current ISSC in respect of the Ship;

(b)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of the Ship; and

(c)	procure that the Ship will comply at all times with the ISPS Code;

8.1.14	Employment

without prejudice to the rights of the Creditors under the provisions of the other Security Documents, advise the Agent promptly of any proposed charterparty, pool agreement or other contract of employment in respect of the Ship (including any Charter) having an original duration of twelve (12) months or longer (excluding any optional extensions thereof) and

(a)	deliver a certified copy of each such charterparty or other contract to the Agent forthwith after its execution;

(b)	forthwith following a demand made by the Agent (acting on the instructions of the Majority Banks):

(i)
execute a specific assignment (in such form as the Agent (acting on the instructions of the Majority Banks in their absolute discretion) may require) of any such charterparty or other contract in favour of the Security Agent and any notice of assignment required in connection therewith; and

(ii)
procure the service of any such notice of assignment on the relevant charterer or other counterparty of the Borrower, and the acknowledgement of such notice by the relevant charterer or other counterparty;

(c)
upon the Agent's request deliver to the Agent such documents and evidence of the type referred to in schedule 2, in relation to any such assignment or any other related matter referred to in this clause 8.1.14, as the Agent (acting on the instructions of the Majority Banks in their sole discretion) shall require; and

(d)
pay on the Agent's demand all legal costs and other costs incurred by the Agent and/or the Banks and/or the Security Agent in connection with or in relation to any such assignment or any other related matter referred to in this clause 8.1.14;

8.1.15	Know your customer information

deliver to the Agent such documents and evidence as the Agent shall from time to time require relating to the verification of identity and knowledge of the Agent's or any Bank's, the Account Bank's or any Swap Provider's customers and the compliance by the Agent or any Bank or any Swap Provider or the Account Bank with all necessary "know your customer" or similar checks, always on the basis of applicable laws and regulations or the Agent's or any Bank's or the Swap Provider's or the Account Bank's own internal guidelines, in each case as such laws, regulations or internal guidelines apply from time to time; and

8.1.16	Money laundering

ensure that any borrowing by it and the performance of its obligations hereunder and under the other Security Documents to which it is a party will be for its own account and will not involve any breach by it of any law or regulatory measure relating to money laundering as defined in Article 1 of the directive (2005/60/EC) of the European Parliament and of the Council or any equivalent law or regulatory measure in any other jurisdiction.

8.2	Security value maintenance

8.2.1	Security shortfall

If at any time the Security Value shall be less than the Security Requirement, the Agent may and if so directed by the Majority Banks shall, give notice to the Borrower requiring that such deficiency be remedied and then the Borrower shall within a period of thirty (30) days of the date of receipt by the Borrower of the Agent's said notice either:

(a)
prepay such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to the Security Value; or

(b)
constitute to the satisfaction of the Creditors such further security for the Loan and any amounts owing under the Master Swap Agreement as shall be acceptable to the Banks having a value for security purposes (as determined by the Agent in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date, and the choice between clause 8.2.1(a) and clause 8.2.1(b) shall be at the Borrower's option.

The provisions of clause 4.4 and any relevant provisions of clause 4.5 shall apply to any prepayments made under clause 8.2.1(a).

8.2.2	Valuation of Ship

(a)
The Ship shall, for the purposes of this Agreement, be valued in Dollars as and when the Agent shall require (whether for the purpose of testing compliance with clause 8.2.1 or at any other time acting on the instructions of the Majority Banks) by two (2) of the Approved Shipbrokers, selected by the Borrower or, failing such selection by the Borrower, selected by the Agent (acting on the instructions of the Majority Banks in their sole discretion). Each such valuation shall not be older than 30 days, shall be addressed to the Agent (with a copy to the Borrower) and made without, unless required by the Agent, physical inspection, without taking into account the benefit of any charterparty or other engagement concerning the Ship and it shall be made on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing buyer and a willing seller. The arithmetic mean of such two (2) valuations shall constitute the value of the Ship for the purposes of this clause 8.2 and the other provisions of this Agreement and the other Security Documents.

(b)
The value of the Ship determined in accordance with the provisions of this clause 8.2 shall be binding upon the parties hereto until such time as any further such valuations shall be obtained in respect of the Ship.

8.2.3	Information

The Borrower undertakes with each Creditor to supply to the Agent and to any such Approved Shipbrokers such information concerning the Ship and its condition as such Approved Shipbrokers may require for the purpose of making any such valuation.

8.2.4	Costs

All costs in connection with the Agent obtaining any valuations of the Ship referred to in clause 8.2.2, any valuation of the Ship referred to in schedule 2 and any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrower electing to constitute additional security pursuant to clause 8.2.1(b), shall be borne by the Borrower.

8.2.5	Valuation of additional security

For the purpose of this clause 8.2, the market value of any additional security provided or to be provided to the Security Agent shall be determined by the Agent in its absolute discretion without any necessity for the Agent assigning any reason thereto.

8.2.6	Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Agent shall be entitled to receive such evidence and documents of the kind referred to in schedule 2 as may in the Agent's opinion, be appropriate and such favourable legal opinions as the Agent shall in its absolute discretion require.

8.3	Negative undertakings

The Borrower undertakes with each Creditor that, from the date of this Agreement and so long as any moneys are owing under the Security Documents and while all or any part of the Total Commitment remains outstanding, it will not, without the prior written consent of the Agent (acting on the instructions of the Majority Banks):

8.3.1	Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of its present or future undertaking, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of any Security Party or any other person;

8.3.2	No merger

merge or consolidate with any other person or enter into any amalgamation, demerger, corporate reconstruction or redomiciliation of any type;

8.3.3	Disposals

sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part (being, either alone or when aggregated with all other disposals falling to be taken into account pursuant to this clause 8.3.3, material in the opinion of the Agent in relation to the undertaking, assets, rights and revenues of the Borrower taken as a whole) of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading but in any event excluding the assets which are subject to security created by the Security Documents) whether by one or a series of transactions related or not;

8.3.4	Other business

undertake any business other than the ownership and operation of the Ship and the chartering of the Ship to third parties;

8.3.5	Acquisitions

acquire any further assets other than the Ship and rights arising under contracts entered into by or on behalf of the Borrower in the ordinary course of its business of owning, operating and chartering the Ship;

8.3.6	Other obligations

incur any obligations except for obligations arising under the Underlying Documents or the Security Documents or contracts entered into in the ordinary course of its business of owning, operating and chartering the Ship;

8.3.7	No borrowing

incur any Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.3.8	Repayment of borrowings

repay the principal of, or pay interest on or any other sum in connection with any of its Borrowed Money except for Borrowed Money pursuant to the Security Documents;

8.3.9	Guarantees

issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation, except pursuant to the Security Documents and except for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which the Ship is entered, guarantees required to procure the release of the Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Ship;

8.3.10	Loans

make any loans or grant any credit to any person or agree to do so save for normal trade credit in the ordinary course of business;

8.3.11	Sureties

permit any Indebtedness of the Borrower to any person (other than the Creditors pursuant to the Security Documents) to be guaranteed by any person (save for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which the Ship is entered, guarantees required to procure the release of the Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Ship);

8.3.12	Share capital and distribution

purchase or otherwise acquire for value any shares of its capital or distribute any of its present or future assets, undertaking, rights or revenues to any of its shareholders provided however that the Borrower shall be entitled to declare or pay cash dividends to its shareholders if no Event of Default has occurred and is continuing at the time of declaration or payment of such dividends nor would result from the declaration or payment of such dividends;

8.3.13	Subsidiaries

form or acquire any Subsidiaries or make an equity investment in any person;

8.3.14	Constitutional documents

change, amend or vary, or agree to permit any change, amendment or variation of, its constitutional documents or any change of its corporate or legal name;

8.3.15	Intra-Group transactions

enter into any transactions or agreements with any other member of the Group other than on an arm's length basis and for full consideration;

8.3.16	Designated Transactions

enter into any derivative transactions other than Designated Transactions;

8.3.17	Financial Year

change, permit or agree to any change in, the way of computation of its financial year; and

8.3.18	Shareholdings

change, cause or permit any change in, the legal and/or beneficial ownership of any of the shares in the Borrower or the Manager which would cause either of them to cease to be a wholly-owned direct Subsidiary of the Corporate Guarantor.

9	Conditions

9.1	Documents and evidence

The obligation of each Bank to make its Commitment available shall be subject to the condition that the Agent, or its duly authorised representative, shall have received:

9.1.1	on or prior to the giving of the Drawdown Notice for the Loan, the documents and evidence specified in Part 1 of schedule 2 in form and substance satisfactory to the Agent; and

9.1.2	on or prior to the drawdown of the Loan, the documents and evidence specified in Part 2 of schedule 2 in form and substance satisfactory to the Agent.

9.2	General conditions precedent

The obligation of each Bank to contribute to the Loan shall be subject to the further conditions that, at the time of the giving of the Drawdown Notice, and at the time of the making of the Loan:

9.2.1
the representations and warranties contained in (i) clauses 7.1, 7.2 and 7.3.2(b), (ii) clause 4 of the Corporate Guarantee and (iii) clause 3 of the Share Pledge, are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time; and

9.2.2	no Default shall have occurred and be continuing or would result from the making of the Loan; and

9.2.3
no events, facts, conditions or circumstances shall exist or have arisen or occurred (and neither the Agent nor any Bank shall have become aware of other events, facts, conditions or circumstances not previously known to it), which the Agent (acting on the instructions of the Majority Banks) shall determine, has had or could reasonably be expected to have, a Material Adverse Effect.

9.3	Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Banks and may be waived by the Agent (acting on the instructions of the Majority Banks) in whole or in part and with or without conditions.

10	Events of Default

10.1	Events

There shall be an Event of Default if:

10.1.1
Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand); or

10.1.2
Master Swap Agreement: (a) an Event of Default or Potential Event of Default (in each case as defined in the Master Swap Agreement) has occurred and is continuing with the Borrower as the Defaulting Party (as defined in the Master Swap Agreement) under the Master Swap Agreement or (b) an Early Termination Event (as defined in the Master Swap Agreement) has occurred with the Borrower as the sole Affected Party (as defined in the Master Swap Agreement) has occurred or has been or will become capable of being effectively designated under the Master Swap Agreement by the Swap Provider, or

10.1.3
Breach of Insurances and certain other obligations: the Borrower or the Manager or any other person fails to obtain and/or maintain the Insurances in accordance with the requirements of the relevant Ship Security Documents or if any insurer in respect of the Insurances cancels the Insurances or disclaims liability by reason, in either case, of misstatement in any proposal for the Insurances or for any other failure or default on the part of the Borrower or any other person, or the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clauses 8.2 or 8.3 or the Corporate Guarantor commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clauses 5.2 or 5.3 of the Corporate Guarantee; or

10.1.4
Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1, 10.1.2 and 10.1.3 above) and, in respect of any such breach or omission which in the opinion of the Agent (following consultation with the Banks) is capable of remedy, such action as the Agent (acting on the instructions of the Majority Banks) may require shall not have been taken within thirty (30) days of the Agent notifying the relevant Security Party of such default and of such required action; or

10.1.5
Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.6
Cross-default: any Borrowed Money of any Security Party or any other Relevant Party is not paid when due or any Borrowed Money of any Security Party or any other Relevant Party becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party or other Relevant Party of a voluntary right of prepayment), or any creditor of any Security Party or any other Relevant Party becomes entitled to declare any such Borrowed Money due and payable or any facility or commitment available to any Security Party or any other Relevant Party relating to Borrowed Money is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Security Party or other Relevant Party shall have satisfied the Banks that such withdrawal, suspension or cancellation will not affect or prejudice in any way the relevant Security Party's or other Relevant Party's ability to pay its debts as they fall due and fund its commitments, or any guarantee given by any Security Party or any other Relevant Party in respect of Borrowed Money is not honoured when due and called upon Provided that the amount or aggregate amount at any one time, of all Borrowed Money of any Security Party or any other Relevant Party in relation to which any of the foregoing events shall have occurred and be continuing, is equal to or greater than Ten million Dollars ($10,000,000) or its equivalent in the currency which the same is denominated or payable. For the avoidance of doubt for the purpose of this clause 10.1.6 "Borrowed Money" shall exclude Borrowed Money owing under this Agreement and/or the other Security Documents; or

10.1.7
Legal process: any judgment or order made against any Security Party or other Relevant Party is not stayed or complied with within seven (7) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party or other Relevant Party and is not discharged within seven (7) days; or

10.1.8
Insolvency: any Security Party or other Relevant Party is unable or admits inability to pay its debts as they fall due; or suspends making payments on any of its debts or announces an intention to do so; or becomes insolvent, or has assets the value of which is less than the value of its liabilities (taking into account contingent and prospective liabilities); or suffers the declaration of a moratorium in respect of any of its Indebtedness; or any corporate action legal proceedings or other procedure or step is taken in relation to any of the above; or

10.1.9	Reduction or loss of capital: a meeting is convened by any Security Party or other Relevant Party for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

10.1.10
Winding up: any corporate action, legal proceedings or other procedure or step is taken for the purpose of winding-up any Security Party or other Relevant Party or an order is made or resolution passed for the winding up of any Security Party or other Relevant Party or a notice is issued convening a meeting for the purpose of passing any such resolution; or

10.1.11
Administration: any petition is presented, notice given, or other step is taken for the purpose of the appointment of an administrator of any Security Party or other Relevant Party or the Agent believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party or other Relevant Party; or

10.1.12
Appointment of receivers and managers: any administrative or other receiver, liquidator, compulsory manager or other similar officer is appointed of any Security Party or other Relevant Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party or other Relevant Party; or

10.1.13
Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Security Party or other Relevant Party or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such person and any of its creditors; or

10.1.14
Analogous proceedings: there occurs, in relation to any Security Party or other Relevant Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Agent, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.7 to 10.1.13 (inclusive) or any Security Party or other Relevant Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.15	Cessation of business: any Security Party or any other Relevant Party suspends or ceases or threatens to suspend or cease to carry on its business; or

10.1.16
Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party or any other Relevant Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

10.1.17
Invalidity: any of the Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1 18
Unlawfulness: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for a Creditor to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1 19	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or

10.1.20	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.21
Material Adverse Effect: any event, condition, fact or circumstance occurs, arises or exists which, in the opinion of the Agent (acting on the instructions of the Majority Banks), has had or is reasonably expected to have a Material Adverse Effect; or

10.1.22
Arrest: the Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Borrower and the Borrower shall fail to procure the release of the Ship within a period of ten (10) days thereafter; or

10.1.23
Registration: the registration of the Ship under the laws and flag of the Flag State is cancelled or terminated without the prior written consent of the Agent (acting on the instructions of the Majority Banks) or if such registration of the Ship is not renewed at least forty five (45) days prior to expiry of such registration; or

10.1.24	Unrest: the Flag State becomes involved in hostilities or civil war or there is a seizure of power in the Flag State by unconstitutional means; or

10.1.25
Environment: the Borrower and/or any other Relevant Party and/or any Security Party fails to comply with any Environmental Law or any Environmental Approval or the Ship or any other Relevant Ship is involved in any incident which gives rise or may give rise to an Environmental Claim; or

10.1.26
P&l: the Borrower or the Manager or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which the Ship is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where the Ship operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.27	Shareholdings at any time:

(a)	either of the Borrower or the Manager ceases to be a wholly-owned direct Subsidiary of the Corporate Guarantor; or

(b)	a Change of Control occurs; or

10.1.28	Operating Account: moneys are withdrawn from the Operating Account other than in accordance with clause 14; or

10.1.29	Manager: the Ship is managed by a person other than the Manager without the prior written consent of the Agent (acting on the instructions of the Majority Banks); or

10.1.30
Licenses, etc: any license, authorisation, consent or approval at any time necessary to enable any Security Party to comply with its obligations under the Security Documents or the Underlying Documents is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Security Documents or the Underlying Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party of any term of any of the Security Documents or the Underlying Documents; or

10.1.31	Listing: the shares of the Corporate Guarantor are de-listed or cease to trade permanently on the New York Stock Exchange; or

10.1.32
Material events: any other event occurs or circumstance arises which, in the opinion of the Agent (acting on the instructions of the Majority Banks), is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents or any of the Underlying Documents or (ii) the security created by any of the Security Documents.

10.2	Acceleration

The Agent may (and if so requested by the Majority Banks shall), without prejudice to any other rights of the Agent, at any time after the happening of an Event of Default by notice to the Borrower declare that:

10.2.1	the obligation of each Bank to make its Commitment available shall be terminated, whereupon the Total Commitment shall be reduced to zero forthwith; and/or

10.2.2
the Loan and all interest and commitment commission accrued and all other sums payable under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.

10.3	Demand basis

If, pursuant to clause 10.2.2, the Agent declares the Loan to be due and payable on demand, the Agent may (and if so requested by the Majority Banks shall) by written notice to the Borrower:

(a)      call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest and commitment commission accrued and all other sums payable under this Agreement; or

(b)      withdraw such declaration with effect from the date specified in such notice.

10.4	Position of Swap Provider

Neither the Agent nor the Security Agent shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this clause 10, to have any regard to the requirements of the Swap Provider except to the extent that the Swap Provider is also a Bank.

11	Indemnities

11.1	Miscellaneous indemnities

The Borrower shall on demand indemnify each Creditor, without prejudice to any of the Creditors' other rights under any of the Security Documents, against any loss (including loss of Margin) or expense which such Creditor shall certify as sustained or incurred by it as a consequence of:

11.1.1	any default in payment by the Borrower of any sum under any of the Security Documents when due; or

11.1.2	the occurrence of any other Event of Default; or

11.1.3
any prepayment of the Loan (or any part thereof) being made under clauses 4.3, 8.2.1(a) or 12.1 or any other repayment or prepayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or

11.1.4	the Loan not being made for any reason (excluding any default by any Creditor) after the Drawdown Notice has been given,

including, in any such case, but not limited to, any loss or expense sustained or incurred by a Bank in maintaining or funding its Contribution or, as the case may be, Commitment or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain its Contribution or, as the case may be, Commitment or any part thereof or any other amount owing to such Bank, or in terminating or reversing, or otherwise in connection with, any open position of a Bank in relation to this Agreement.

11.2	Currency indemnity

If any sum due from the Borrower under any of the Security Documents or any order or judgment given or made in relation thereto has to be converted from the currency (the "first currency") in which the same is payable under the relevant Security Document or under such order or judgment into another currency (the "second currency") for the purpose of making or filing a claim or proof against the Borrower, or (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to any of the Security Documents, the Borrower shall indemnify and hold harmless each Creditor from and against any loss suffered as a result of any difference between: (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency, and (ii) the rate or rates of exchange at which the relevant Creditor may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

Any amount due from the Borrower under this clause 11.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term "rate of exchange" includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

11.3	Environmental indemnity

The Borrower shall indemnify each Creditor on demand and hold it harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against such Creditor at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim made or asserted against such Creditor if such Environmental Claim would not have been, or been capable of being, made or asserted against such Creditor if it had not entered into any of the Security Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Security Documents.

11.4	Central Bank or European Central Bank reserve requirements indemnity

The Borrower shall on demand promptly indemnify each Bank against any cost incurred or loss suffered by such Bank as a result of its complying with the minimum reserve requirements of the European Central Bank and/or with respect to maintaining required reserves with the relevant national Central Bank to the extent that such compliance relates to such Bank's Commitment and/or Contribution or deposits obtained by it to fund the whole or part of that Contribution and to the extent such cost or loss is not recoverable by such Bank under clause 12.2.

11.5	General indemnity

The Borrower hereby indemnifies and agrees to hold harmless the Creditors and each of their respective Related Companies and each of their respective officers, directors, employees, agents, advisors and representatives (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs, legal and other expenses (altogether the "Losses'), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any claim, investigation, litigation or proceeding (or the preparation of any defence with respect thereto) commenced or threatened in relation to the Security Documents or any of them (or the transactions contemplated hereby or thereby) or any use made or proposed to be made with the proceeds of the Loan. This indemnity shall apply whether or not such claims, investigation, litigation or proceeding is brought by the Borrower, any other Security Party, any Relevant Party, any of their respective shareholders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto, except to the extent that such Losses are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or wilful misconduct.

12	Unlawfulness and increased costs

12.1	Unlawfulness

If it is or becomes contrary to any law or regulation for any Bank to make its Contribution or to maintain its Commitment or fund its Contribution, such Bank shall promptly, through the Agent, give notice to the Borrower whereupon (a) the Total Commitment shall be reduced to zero and (b) the Borrower shall be obliged to prepay the Loan either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation together with interest accrued to the date of prepayment and all other sums payable by the Borrower under this Agreement and/or the Master Swap Agreement.

12.2	Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any Capital Adequacy Law or compliance by a Bank with any Capital Adequacy Law, is to:

12.2.1
subject any Bank to Taxes or change the basis of Taxation of any Bank with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of such Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2
increase the cost to, or impose an additional cost on, any Bank or its holding company in making or keeping such Bank's Commitment available or maintaining or funding all or part of such Bank's Contribution; and/or

12.2.3	reduce the amount payable or the effective return to any Bank under any of the Security Documents; and/or

12.2.4
reduce any Bank's or its holding company's rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to such Bank's obligations under any of the Security Documents; and/or

12.2.5	require any Bank or its holding company to make a payment or forego a return on or calculated by reference to any amount received or receivable by such Bank under any of the Security Documents; and/or

12.2.6
require any Bank or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of its Commitment or its Contribution from its capital for regulatory purposes, then and in each such case (subject to clause 12.3):

(a)	such Bank shall (through the Agent) notify the Borrower in writing of such event promptly upon its becoming aware of the same; and

(b)
the Borrower shall on demand made at any time, whether or not such Bank's Contribution has been repaid, pay to the Agent for the account of such Bank the amount which such Bank specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which such Bank or its holding company regards as confidential) is required to compensate such Bank and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment , foregone return or loss.

For the purposes of this clause 12.2 "holding company" means, in relation to a Bank, the company or entity (if any) within the consolidated supervision of which such Bank is included.

12.3	Exception

Nothing in clause 12.2 shall entitle any Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same (a) is taken into account in calculating Mandatory Cost or (b) is the subject of an additional payment under clause 6.6.

12.4	Mitigation

If circumstances arise which would, or would upon the giving of notice, result in an increased payment required to be made by the Borrower under clause 6.6 or clause 12.2 then, without in any way limiting the obligations of the Borrower under either of these clauses, the relevant Bank shall following the Borrower's request use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the other Security Documents to another of its offices not affected by the circumstances which gave rise to such increased payment, but no Bank shall be under any obligation to take any such action if in its opinion, to do so would or might:

12.4.1	be prejudicial to such Bank (or, as the case may be, its holding company); or

12.4.2	have an adverse effect on such Bank's or its holding company's business, operations, administration or financial condition; or

12.4.3
involve such Bank or its holding company in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent, with any regulation or such Bank's general banking policies; or

12.4.4	involve such Bank or its holding company in any expense (unless indemnified to its satisfaction) or tax disadvantage.

13	Security, set-off and pro-rata payments

13.1	Application of moneys

All moneys received by the Creditor under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 shall, if received by a Creditor other than the Agent and the Security Agent, be paid to the Agent for application, and if received by the Agent or the Security Agent shall be applied by the Agent and/or the Security Agent (as the case may be) in the following manner:

13.1.1	first in or towards payment of all unpaid costs, expenses and fees which may be owing to the Arranger, the Agent or the Security Agent under any of the Security Documents;

13.1.2	secondly, in or towards payment of any unpaid costs, expenses and fees payable to the Banks or the Account Bank or any of them;

13.1.3	thirdly, in or towards payment of any arrears of interest owing in respect of the Loan or any part thereof;

13.1.4
fourthly, in or towards payment to any Bank for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid or prepaid and which amounts are so payable under this Agreement;

13.1.5	fifthly, in or towards repayment of the Loan (whether the same is due and payable or not);

13.1.6	sixthly, in or towards payment to the Swap Provider, on a pro rata basis, of any sums owing to it under the Master Swap Agreement;

13.1.7
seventhly, in or towards payment to any Creditor (other than the Swap Provider) of any other sums owing to it under any of the Security Documents (and if any such sums are owing to more than one Creditor, as between such Creditors on a pro rata basis); and

13.1.8	eighthly, the surplus (if any) shall be paid to the Borrower or to whomsoever else may be entitled to receive such surplus.

13.2	Pro-rata payments

13.2.1
If at any time any Bank (the "Recovering Bank") receives or recovers any amount owing to it by the Borrower under this-Agreement by direct payment, set-off or in any manner other than by payment through the Agent pursuant to clauses 6.1 or 6.9 (not being a payment received from a Transferee Bank or a sub-participant in such Bank's Contribution or any other payment of an amount due to the Recovering Bank for its sole account pursuant to clauses 3.6, 5, 6.6, 11.1, 11.2, 12.1 or 12.2), the Recovering Bank shall, within two (2) Banking Days of such receipt or recovery (a "Relevant Receipt") notify the Agent of the amount of the Relevant Receipt. If the Relevant Receipt exceeds the amount which the Recovering Bank would have received if the Relevant Receipt had been received by the Agent and distributed pursuant to clauses 6.1 or 6.9 (as the case may be) then:

(a)	within two (2) Banking Days of demand by the Agent, the Recovering Bank shall pay to the Agent an amount equal (or equivalent) to the excess;

(b)
the Agent shall treat the excess amount so paid by the Recovering Bank as if it were a payment made by the Borrower and shall distribute the same to the Banks (other than the Recovering Bank) in accordance with clause 6.9; and

(c)
as between the Borrower and the Recovering Bank the excess amount so re-distributed shall be treated as not having been paid but the obligations of the Borrower to the other Banks shall, to the extent of the amount so re-distributed to them, be treated as discharged.

13.2.2
If any part of the Relevant Receipt subsequently has to be wholly or partly refunded by the Recovering Bank (whether to a liquidator or otherwise), each Bank to which any part of such Relevant Receipt was so re-distributed shall on request from the Recovering Bank repay to the Recovering Bank such Bank's pro-rata share of the amount which has to be refunded by the Recovering Bank.

13.2.3	Each Bank shall on request supply to the Agent such information as the Agent may from time to time request for the purpose of this clause 13.2.

13.2.4
Notwithstanding the foregoing provisions of this clause 13.2, no Recovering Bank shall be obliged to share any Relevant Receipt which it receives or recovers pursuant to legal proceedings taken by it to recover any sums owing to it under this Agreement with any other party which has a legal right to, but does not, either join in such proceedings or commence and diligently pursue separate proceedings to enforce its rights in the same or another court (unless the proceedings instituted by the Recovering Bank are instituted by it without prior notice having been given to such party through the Agent).

13.3	Set-off

13.3.1
The Borrower authorises the Agent and each Bank (without prejudice to any of the Agent's or such Bank's rights at law. in equity or otherwise), at any time and without notice to the Borrower, to apply any credit balance to which the Borrower is then entitled standing upon any account of the Borrower with any branch of such Creditor in or towards satisfaction of any sum due and payable from the Borrower to the Agent or such Bank, as the case may be, under any of the Security Documents. For this purpose, the Agent and each Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.

13.3.2
No Creditor shall be obliged to exercise any right given to it by this clause 13.3. Each Bank shall notify the Agent and the Agent shall notify the Borrower forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto and the Agent shall inform the other Banks. Nothing in this clause 13.3 shall be effective to create a charge or other Encumbrance.

13.3.3	Nothing in the clause 13.3 shall be effective to create a charge or other security interest.

13.4	No release

For the avoidance of doubt it is hereby declared that failure by any Recovering Bank to comply with the provisions of clause 13.2 shall not release any other Recovering Bank from any of its obligations or liabilities under clause 13.2.

13.5	No charge

The provisions of this clause 13 shall not, and shall not be construed so as to, constitute a charge or other security interest by a Creditor over all or any part of a sum received or recovered by it in the circumstances mentioned in clause 13.2.

14	Operating Account

14.1	General

The Borrower undertakes with each Creditor that it will:

14.1.1
on or before the Drawdown Date, open the Operating Account (and provide the Agent and the Account Bank with any information or documents requested by them under clause 8.1.15 to enable the Account Bank to do so); and

14.1.2
procure that all moneys payable to the Borrower in respect of the Earnings of the Ship and any moneys payable to the Borrower under the Master Swap Agreement shall, unless and until the Agent (acting on the instructions of the Majority Banks) directs to the contrary pursuant to clause 2.1.1 of the Deed of Covenant be paid to the Operating Account Provided however that if any of the moneys paid to the Operating Account are payable in a currency other than Dollars, the Account Bank shall (and the Borrower hereby irrevocably and unconditionally instructs the Account Bank to) convert such moneys into Dollars at the Account Bank's spot rate of exchange at the relevant time for the purchase of Dollars with such currency and the term "spot rate of exchange" shall include any premium and costs of exchange payable in connection with the purchase of Dollars with such currency.

14.2	Operating Accounts: withdrawals

Unless and until a Default shall occur and be continuing and the Agent (acting on the instructions of the Majority Banks) shall direct to the contrary, the Borrower shall be entitled to withdraw moneys from the Operating Account only for the following purposes:

14.2.1
to pay any amount to the Agent in or towards payments of any instalments of interest or any repayments, reductions or other payments of principal, or any other amounts then payable pursuant to the Security Documents;

14.2.2	to pay the proper and reasonable expenses of the Ship (including management fees under the Management Agreements);

14.2.3	to pay the proper and reasonable expenses of administering the Borrower's affairs; and

14.2.4
to make any payments of dividends to the extent permitted by clause 8.3.12 or any other payments on behalf of the Borrower which are not prohibited by this Agreement or any of the other Security Documents.

14.3	Account terms

Amounts standing to the credit of the Operating Account shall (unless otherwise agreed between the Account Bank and the Borrower) bear interest at the rates from time to time offered by the Account Bank to its customers for Dollar deposits in comparable amounts for comparable periods. Interest shall accrue on the Operating Account from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year and shall be credited to the Operating Account at such times as the Account Bank and the Borrower shall agree.

14.4	Application of Operating Account

At any time after the occurrence of an Event of Default, the Agent may, and on the instructions of the Majority Banks shall, without notice to the Borrower, instruct the Account Bank to apply all moneys then standing to the credit of the Operating Account (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Creditors or any of them under the Security Documents in the manner specified in clause 13.1.

14.5	Charging of Operating Account

The Operating Account and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Account Assignment.

15	Assignment, transfer and lending office

15.1	Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Creditors and the Borrower and their respective successors in title.

15.2	No assignment by Borrower

The Borrower may not assign or transfer any of its rights or obligations under this Agreement.

15.3	Transfers by Banks

Subject to the prior written consent of (a) the Agent and (b) provided no Default has occurred at such time, the Borrower (such consent not to be unreasonably withheld or delayed), any Bank (the "Transferor Bank") may at any time cause all or any part of its rights, benefits and/or obligations under this Agreement and the Security Documents to be transferred to any other bank or financial institution which, in the reasonable opinion of the Agent, has experience in ship finance (a "Transferee Bank") by delivering to the Agent a Transfer Certificate duly completed and duly executed by the Transferor Bank and the Transferee Bank Provided  however that (a) the Transferor Bank shall pay to the Agent a transfer fee of Three thousand Dollars ($3,000) in respect of any such transfer and (b) the rights, benefits and/or obligations to be transferred under any such transfer shall be in respect of a minimum amount of Ten million Dollars ($10,000,000) of the Transferor Bank's Commitment and/or (as the case may be) Contribution. The consent of the Borrower referred to above shall not be required in relation to any transfer where the relevant Transferee Bank is a Related Company of the relevant Transferor Bank. No such transfer is binding on, or effective in relation to, the Borrower or the Agent or the other Creditors unless (i) it is effected or evidenced by a Transfer Certificate which complies with the provisions of this clause 15.3 and is signed by or on behalf of the Transferor Bank, the Transferee Bank and the Agent (on behalf of itself, the Borrower and the other Creditors) and (ii) such transfer of rights under the other Security Documents as the Agent or the Transferee Bank may deem necessary has been effected and registered to the satisfaction of the Agent. Upon signature of any such Transfer Certificate by the Agent, which signature shall be effected as promptly as is practicable after such Transfer Certificate has been delivered to the Agent, and subject to the terms of such Transfer Certificate, such Transfer Certificate shall have effect as set out below.

The following further provisions shall have effect in relation to any Transfer Certificate:

15.3.1	a Transfer Certificate may be in respect of a Bank's rights in respect of all, or part of, its Commitment and shall be in respect of the same proportion of its Contribution;

15.3.2
a Transfer Certificate shall only be in respect of rights and obligations of the Transferor Bank in its capacity as a Bank and shall not transfer its rights and obligations as Agent, Security Agent or in any other capacity, as the case may be and such other rights and obligations may only be transferred in accordance with any applicable provisions of this Agreement;

15.3.3	a Transfer Certificate shall take effect in accordance with English law as follows:

(a)
to the extent specified in the Transfer Certificate, the Transferor Bank's payment rights and all its other rights (other than those referred to in clause 15.3.2 above) under this Agreement are assigned to the Transferee Bank absolutely, free of any defects in the Transferor Bank's title and of any rights or equities which the Borrower had against the Transferor Bank;

(b)	the Transferor Bank's Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Bank becomes a Bank with a Contribution and a Commitment of the amounts specified in the Transfer Certificate;

(d)
the Transferee Bank becomes bound by all the provisions of this Agreement and the Security Documents which are applicable to the Banks generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent, the Security Agent and the Arranger in accordance with the provisions of clause 16 and to the extent that the Transferee Bank becomes bound by those provisions, the Transferor Bank ceases to be bound by them; and

(e)
the Transferee Bank becomes entitled to all the rights under this Agreement which are applicable to the Banks generally, including but not limited to those relating to the Majority Banks and those under clauses 3.6, 5 and 12 and to the extent that the Transferee Bank becomes entitled to such rights, the Transferor Bank ceases to be entitled to them;

15.3.4	the rights and equities of the Borrower or of any other Security Party referred to above include, but are not limited to, any right of set-off and any other kind of cross-claim; and

15.3.5
the Borrower, the Account Bank, the Security Agent, the Swap Provider and the other Creditors hereby irrevocably authorise and instruct the Agent to sign any such Transfer Certificate on their behalf and undertake not to withdraw, revoke or qualify such authority or instruction at any time. Promptly upon its signature of any Transfer Certificate, the Agent shall notify the Borrower, the Transferor Bank, the Transferee Bank and the other Banks.

15.4	Reliance on Transfer Certificate

15.4.1
The Agent shall be entitled to rely on any Transfer Certificate believed by it to be genuine and correct and to have been presented or signed by the persons by whom it purports to have been presented or signed, and shall not be liable to any of the parties to this Agreement and the Security Documents for the consequences of such reliance.

15.4.2
The Agent shall at all times during the continuation of this Agreement maintain a register in which it shall record the name, Commitments, Contributions and administrative details (including the lending office) from time to time of the Banks holding a Transfer Certificate and the date at which the transfer referred to in such Transfer Certificate held by each Bank was transferred to such Bank, and the Agent shall make the said register available for inspection by any Bank, the Security Agent or the Borrower during normal banking hours upon receipt by the Agent of reasonable prior notice requesting the Agent to do so.

15.4.3
The entries on the said register shall, in the absence of manifest error, be conclusive in determining the identities of the Commitments, the Contributions and the Transfer Certificates held by the Banks from time to time and the principal amounts of such Transfer Certificates and may be relied upon by the Agent, the other Creditors and the other Security Parties for all purposes in connection with this Agreement and the Security Documents.

15.5	Transfer fees and expenses

If any Bank causes the transfer of all or any part of its rights, benefits and/or obligations under the Security Documents, it shall (or it shall ensure that the relevant Transferee Bank shall) pay to the Agent-and/or the Security Agent on demand a transfer fee of $3,000 per transfer for the account of the Agent and all costs, fees and expenses (including, but not limited to, legal fees and expenses), and all value added tax thereon, verified by the Agent or, as the case may be, the Security Agent as having been incurred by it in connection with such transfer.

15.6	Documenting transfers

If any Bank assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3, the Borrower undertakes with each Creditor, immediately on being requested to do so by the Agent and at the cost of the Transferor Bank, to enter into, and procure that the other Security Parties shall (at the cost of the Transferor Bank) enter into, such documents as may be necessary or desirable to transfer to the Transferee Bank all or the relevant part of such Bank's interest in the Security Documents and all relevant references in this Agreement to such Bank shall thereafter be construed as a reference to the Transferor Bank and/or its Transferee Bank (as the case may be) to the extent of their respective interests.

15.7	Sub-participation

A Bank may sub-participate all or any part of its rights and/or obligations under the Security Documents without the consent of, or notice to, the Borrower but with the prior written consent of the Agent (such consent not to be unreasonably Withheld) Provided however that the terms of any relevant sub-participation agreement shall provide that the sub-participant shall not exercise (or be entitled to exercise) any direct or indirect control over the voting rights of such Bank under this Agreement and the other Security Documents (such that such Bank shall be entitled to exercise its rights and discharge its obligations under this Agreement and the other Security Documents, without any prior approval or consent of, or any other reference to, the relevant sub-participant).

15.8	Lending office

Each Bank shall lend through its office at the address specified in schedule 1 or, as the case may be, in any relevant Transfer Certificate or through any other office of such Bank selected from time to time by such Bank through which such Bank wishes to lend for the purposes of this Agreement. If the office through which a Bank is lending is changed pursuant to this clause 15.8, such Bank shall notify the Agent promptly of such change and the Agent shall notify the Borrower, the Security Agent, the Swap Provider, the Account Bank and the other Banks.

15.9	Disclosure of information

A Bank may, with the prior written consent of the Agent (such consent not to be unreasonably withheld), disclose to a prospective Transferee Bank or to any other person who may propose entering into contractual relations with such Bank in relation to this Agreement such information about the Borrower and the other Security Parties, the Group and any members thereof or any of them as such Bank shall consider appropriate provided that such Bank shall ensure that such information shall be disclosed on a confidential basis to any such person.

15.10	Replacement of a Bank

15.10.1	If at any time:

(a)	any Bank becomes an Increased Cost Bank; or

(b)	any Bank becomes a Non-Consenting Bank,

then the Borrower may: (i) on ten (10) Business Days' prior notice to the Agent and that Bank; and (ii) following consultation with the Agent, replace that Bank by causing it to (and that Bank shall) transfer pursuant to this clause 15 all of its rights and obligations under-this Agreement and the other Security Documents to another Bank or other person selected by the Borrower and acceptable to the Agent (acting reasonably) for a purchase price equal to the outstanding principal amount of that Bank's Contribution and all accrued interest and fees and other amounts payable under this Agreement. If the effective date for that transfer is not an Interest Payment Date, then the Borrower shall, on the transfer date, indemnify the Increased Cost Bank or the Non-Consenting Bank against any loss which it incurs as a result.

15.10.2
The Borrower shall have no right to replace the Arranger, the Agent, the Account Bank or the Security Agent and none of the foregoing shall create on any Creditor, nor any Creditor shall have, any obligation towards the Borrower to find a replacement Bank or such other entity. No member of the Group may make any payment or assume any obligation (whether by way of fees, expenses or otherwise) to or on behalf of the replacement Bank as an inducement for the replacement Bank to become a Bank.

15.10.3	The Borrower may only replace a Non-Consenting Bank or an Increased Cost Bank if that replacement takes place no later than 60 days after:

(a)	the date on which the Non-Consenting Bank becomes a Non-Consenting Bank; or

(b)	the date on which the Increased Cost Bank demands payment of the relevant additional amounts.

15.10.4	No Bank replaced under this clause 15.10 may be required to pay or surrender to that replacement Bank or other entity any of the fees received by it.

15.10.5
In the case of a replacement of an Increased Cost Bank, the Borrower shall pay the relevant additional amounts to that Increased Cost Bank prior to it being replaced and the payment of those additional amounts shall be a condition to replacement.

15.10 6	For the purposes of this clause 15.10:

(a)
an ''Increased Cost Bank" is a Bank to whom the Borrower becomes obliged to pay any additional amount under clause 6.6 or clause 12.2 in circumstances where (i) the Borrower is also obliged to pay such additional amount to other Banks under the same clause and (ii) the additional amounts which such Bank is seeking to recover from the Borrower under such clause are materially higher than the equivalent amounts sought by the other such Banks under the same clause; and

(b)	a "Non-Consenting Bank" is a Bank who does not agree to a waiver, consent or amendment where:

(i)	the Borrower or the Agent has requested the Banks to consent to a departure from, or waiver of, any provision of the Security Documents or to agree to any amendment thereto;

(ii)	the waiver, consent or amendment in question requires the agreement of the Majority Banks or all the Banks;

(iii)	a period of not less than 30 days has elapsed from the date the waiver, consent or amendment was requested;

(iv)	the Majority Banks have agreed to such waiver, consent or amendment; and

(v)	the Borrower has notified such Bank that it will treat it as a Non-Consenting Bank.

16	Arranger, Agent and Security Agent

16.1	Appointment of the Agent

Each Bank and the Swap Provider irrevocably appoints the Agent as its agent for the purposes of this Agreement and such of the Security Documents to which it may be appropriate for the Agent to be party. By virtue of such appointment, each of the Banks and the Swap Provider hereby authorises the Agent:

16.1.1	to execute such documents as may be approved by the Majority Banks for execution by the Agent; and

16.1.2
(whether or not by or through employees or agents) to take such action on such Bank's or, as the case may be, the Swap Provider's behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Agent by this Agreement and/or any other Security Document, together with such powers and discretions as are reasonably incidental thereto.

16.2	Agent's actions

Any action taken by the Agent under or in relation to this Agreement or any of the other Security Documents whether with requisite authority or on the basis of appropriate instructions, received from the Banks (or as otherwise duly authorised) shall be binding on all the Banks, the Swap Provider and the other Creditors.

16.3	Agent's duties

The Agent shall:

16.3.1	promptly notify each Bank of the contents of each notice, certificate or other document received by it from the Borrower under or pursuant to clauses 8.1.1, 8.1.5 and 8.1.7; and

16.3.2
(subject to the other provisions of this clause 16) take (or instruct the Security Agent to take) such action or, as the case may be, refrain from taking (or authorise the Security Agent to refrain from taking) such action with respect to the exercise of any of its rights, remedies, powers and discretions as agent, as the Majority Banks may direct.

16.4	Agent's rights

The Agent may:

16.4.1
in the exercise of any right, remedy, power or discretion in relation to any matter, or in any context, not expressly provided for by this Agreement or any of the other Security  Documents, act or, as the case may be, refrain from acting (or authorise the Security  Agent to act or refrain from acting) in accordance with the instructions of the Banks, and shall be fully protected in so doing;

16.4.2
unless and until it shall have received directions from the Majority Banks, take such action or, as the case may be, refrain from taking such action (or authorise the Security Agent to take or refrain from taking such action) in respect of a Default of which the Agent has actual knowledge as it shall deem advisable in the best interests of the Banks and the Swap Provider (but shall not be obliged to do so);

16.4.3
refrain from acting (or authorise the Security Agent to refrain from acting) in accordance with any instructions of the Banks to institute any legal proceedings arising out of or in connection with this Agreement or any of the other Security Documents until it and/or the Security Agent has been indemnified and/or secured to its satisfaction against any and all costs, expenses or liabilities (including legal fees) which it would or might incur as a result;

16.4.4
deem and treat (a) each Bank as the person entitled to the benefit of the Contribution of such Bank for all purposes of this Agreement unless and until a Transfer Certificate shall have been filed with the Agent pursuant to clause 15.3 and shall have become effective, and (b) the office set opposite the name of each of the Banks in schedule 1 or, as the case may be, in any relevant Transfer Certificate to be such Bank's lending office unless and until a written notice of change of lending office shall have been received by the Agent and the Agent may act upon any such notice unless and until the same is superseded by a further such notice;

16.4.5
rely as to matters of fact which might reasonably be expected to be within the knowledge of any Security Party upon a certificate signed by any director or officer of the relevant Security Party on behalf of the relevant Security Party; and

16.4.6	do anything which is in its opinion necessary or desirable to comply with any law or regulation in any jurisdiction.

16.5	No liability of Arranger or Agent

Neither the Arranger nor the Agent nor any of their respective employees and agents shall:

16.5.1
be obliged to make any enquiry as to the use of any of the proceeds of the Loan unless (in the case of the Agent) so required in writing by a Bank, in which case the Agent shall promptly make the appropriate request to the Borrower; or

16.5.2
be obliged to make any enquiry as to any breach or default by the Borrower or any other Security Party in the performance or observance of any of the provisions of this Agreement or any of the other Security Documents or as to the existence of a Default unless (in the case of the Agent) the Agent has actual knowledge thereof or has been notified in writing thereof by a Bank, in which case the Agent shall promptly notify the Banks of the relevant event or circumstance; or

16.5.3	be obliged to enquire whether or not any representation or warranty made by the Borrower or any other Security Party pursuant to this Agreement or any of the other Security Documents is true; or

16 5.4
be obliged to do anything (including, without limitation, disclosing any document or information) which would, or might in its opinion, be contrary to any law or regulation or be a breach of any duty of confidentiality or otherwise be actionable or render it liable to any person; or

16.5.5	be obliged to account to any Bank or the Swap Provider for any sum or the profit element of any sum received by it for its own account; or

16.5.6	be obliged to institute any legal proceedings arising out of or in connection with this Agreement or any of the other Security Documents other than on the instructions of the Majority Banks; or

16.5.7
be liable to any Bank or the Swap Provider for any action taken or omitted under or in connection with this Agreement or any of the other Security Documents unless caused by its gross negligence or wilful misconduct.

For the purposes of this clause 16, neither the Arranger nor the Agent shall be treated as having actual knowledge of any matter of which the corporate finance or any other division outside the agency or loan administration department of the Arranger or the person for the time being acting as the Agent may become aware in the context of corporate finance, advisory or lending activities from time to time undertaken by the relevant Arranger or, as the case may be, the Agent for any Security Party or any other person which may be a trade competitor of any Security Party or may otherwise have commercial interests similar to those of any Security Party.

16.6	Non-reliance on Arranger or Agent

Each Bank and the Swap Provider acknowledges that it has not, relied on any statement, opinion, forecast or other representation made by the Arranger or the Agent to induce it to enter into this Agreement or any of the other Security Documents and that it has made and will continue to make, without reliance on the Arranger or the Agent and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Security Parties and its own independent investigation of the financial condition, prospects and affairs of the Security Parties in connection with the making and continuation of such Bank's Commitment or

Contribution under this Agreement. Neither the Arranger nor the Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any other Creditor with any credit or other information with respect to any Security Party whether coming into its possession before the making of the Loan or at any time or times thereafter other than as provided in clause 16.3.1.

16.7	No responsibility on Arranger or Agent for Borrower's performance

Neither the Arranger nor the Agent shall have any responsibility or liability to any Bank or the Swap Provider:

16.7.1	on account of the failure of any Security Party to perform its obligations under any of the Security Documents; or

16.7.2	for the financial condition of any Security Party; or

16.7.3	for the completeness or accuracy of any statements, representations or warranties in any of the Security Documents or any document delivered under any of the Security Documents; or

16.7.4
for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of any of the Security Documents or of any certificate, report or other document executed or delivered under any of the Security Documents; or

16 7.5	to investigate or make any enquiry into the title of the Borrower or any other Security Party to the Ship or any other security or any part thereof; or

16.7.6	for the failure to register any of the Security Documents with any official or regulatory body or office or elsewhere; or

16.7.7	for taking or omitting to take any other action under or in relation to any of the Security Documents or any aspect of any of the Security Documents; or

16.7.8	on account of the failure of the Security Agent to perform or discharge any of its duties or obligations under the Security Documents; or

16.7.9	otherwise in connection with the Agreement or its negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Banks or the Swap Provider.

16.8	Reliance on documents and professional advice

The Arranger and the Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it (including those in the Arranger's or, as the case may be, the Agent's employment).

16.9	Other dealings

The Arranger and the Agent may, without any liability to account to the Banks or the Swap Provider, accept deposits from, lend money to, and generally engage in any kind of banking or other business with, and provide advisory or other services to, any Security Party or any of its Related Companies or any of the Banks or the Swap Provider as if it were not the Arranger or, as the case may be, the Agent.

16.10	Rights of Agent as Bank; no partnership

With respect to its own Commitment and Contribution (if any) the Agent shall have the same rights and powers under the Security Documents as any other Bank and may exercise the same as though it were not performing the duties and functions delegated to it under this Agreement and the term "Banks" shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Bank. This Agreement shall not and shall not be construed so as to constitute a partnership between the parties or any of them.

16.11	Amendments and waivers

16.11.1
Subject to clause 16.11.2, the Agent may, with the consent of the Majority Banks (or if and to the extent expressly authorised by the other provisions of any of the Security Documents) and, if so instructed by the Majority Banks, the Agent shall:

(a)	agree (or authorise the Security Agent to agree) amendments or modifications to any of the Security Documents with any Security Party; and/or

(b)	vary or waive breaches of, or defaults under, or otherwise excuse performance of, any provision of any of the other Security Documents by any Security Party (or authorise the Security Agent to do so).

Any such action so authorised and effected by the Agent shall be documented in such manner as the Agent shall (with the approval of the Majority Banks) determine, shall be promptly notified to the Banks by the Agent and (without prejudice to the generality of clause 16.2) shall be binding on all the Creditors.

16.11.2
Except with the prior written consent of all the Banks, the Agent shall have no authority on behalf of the Banks or the Swap Provider to agree (or authorise the Security Agent to agree) with any Security Party any amendment or modification to any of the Security Documents or to grant (or authorise the Security Agent to grant) waivers in respect of breaches or defaults or to vary or excuse (or authorise the Security Agent to vary or excuse) performance of or under any of the Security Documents by any Security Party, if the effect of such amendment, modification, waiver or excuse would be to:

(a)	reduce the Margin;

(b)	postpone the due date of, or reduce the amount of any payment of principal, interest or other amount payable by any Security Party under any of the Security Documents;

(c)	change the currency in which any amount is payable by any Security Party under any of the Security Documents;

(d)	increase any Bank's Commitment;

(e)	extend the Termination Date;

(f)
change any provision of any of the Security Documents which expressly or implied requires the approval or consent of all the Banks such that the relevant approval or consent may be given otherwise than with the sanction of all the Banks;

(g)	change the order of distribution under clause 6.9 or clause 13.1 or change clause 13.2;

(h)	change this clause 16.11;

(i)	change the definition of "Majority Banks" in clause 1.2; or

release any Security Party from the security constituted by any Security Document (except as required by the terms thereof or by law) or change the terms and conditions upon which such security or guarantee may be, or is required to be, released.

16.12	Reimbursement and indemnity by Banks

Each Bank shall reimburse the Agent (rateably in accordance with such Bank's Commitment or Contribution), to the extent that the Agent is not reimbursed by the Borrower, for the costs,

charges and expenses incurred by the Agent which are expressed to be payable by the Borrower under clause 5.1 including (in each case) the fees and expenses of legal or other professional advisers. Each Bank shall on demand indemnify the Agent (rateably in accordance with such Bank's Commitment or Contribution) against all liabilities, damages, costs and claims whatsoever incurred by the Agent in connection with any of the Security Documents or the performance of its duties under any of the Security Documents or any action taken or omitted by the Agent under any of the Security Documents, unless such liabilities, damages, costs or claims arise from the Agent's own gross negligence or wilful misconduct.

16.13	Retirement of Agent

16.13.1
The Agent may, having given to the Borrower, the Swap Provider and each of the Banks not less than thirty (30) days' notice of its intention to do so, retire from its appointment as Agent under this Agreement, provided that no such retirement shall take effect unless there has been appointed by the Banks and the Swap Provider as a successor agent:

(a)	a Related Company of the Agent nominated by the Agent which the Banks and the Swap Provider hereby irrevocably and unconditionally agree to appoint or, failing such nomination,

(b)	a Bank nominated by the Majority Banks or, failing such a nomination,

(c)	any reputable and experienced bank or financial institution nominated by the retiring Agent;

and such successor agent shall have accepted such appointment.

Any corporation into which the retiring Agent may be merged or converted or any corporation with which the Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Agent shall be a party shall, to the extent permitted by applicable law, be the successor Agent under this Agreement and the other Security Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party, the Banks and the Swap Provider. Prior to any such successor being appointed, the Agent agrees to consult with the Borrower as to the identity of the proposed successor and to take account of any reasonable objections which the Borrower may raise to such successor being appointed.

16.13.2
Upon any such successor as aforesaid being appointed, the retiring Agent shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Agent. The retiring Agent shall (at the expense of the Borrower) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

16.14	Appointment and retirement of Security Agent

16.14.1	Appointment

Each of the Banks, the Swap Provider and the Agent irrevocably appoints the Security Agent as its security agent and trustee for the purposes of this Agreement and the other Security Documents to which the Security Agent is or is to be a party, in each case on the terms set out in this Agreement. By virtue of such appointment, the Agent, the Swap Provider and each of the Banks hereby authorises the Security Agent (whether or not by or through employees or agents) to take such action on its behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Security Agent by this Agreement and/or any of the other Security Documents, together with such powers and discretions as are reasonably incidental thereto.

16.14.2	Retirement

Without prejudice to clause 16.13, the Security Agent may, having given to the Borrower, each of the Banks and the Swap Provider not less than fifteen (15) days' notice of its intention to do so, retire from its appointment as Security Agent under this Agreement and any Trust Deed, provided that no such retirement shall take effect unless there has been appointed by the Banks, the Agent and the Swap Provider as a successor security agent and trustee:

(a)	a Related Company of the Security Agent nominated by the Security Agent which the Banks hereby irrevocably and unconditionally agree to appoint or, failing such nomination,

(b)	a bank or trust corporation nominated by the Majority Banks or, failing such a nomination,

(c)	any bank or trust corporation nominated by the retiring Security Agent,

and, in any case (i) such successor security agent and trustee shall have duly accepted such appointment by delivering to the Agent (A) written confirmation (in a form acceptable to the Agent) of such acceptance agreeing to be bound by this Agreement in the capacity of Security Agent as if it had been an original party to this Agreement and (B) a duly executed Trust Deed and (ii) such successor security agent and trustee shall have duly entered into, whether with the retiring Security Agent and/or with the Borrower and the other Security Parties and/or with the Creditors or with any of them, such documents in connection with the Security Documents as the Agent shall require in its absolute discretion.

Any corporation into which the retiring Security Agent may be merged or converted or any corporation with which the Security Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Security Agent shall be a party shall, to the extent permitted by applicable law, be the successor Security Agent under this Agreement, any Trust Deed and the other Security Documents referred to in clause 16.14.1 without the execution or filing of any document or any further act on the part of any of the parties to this Agreement, any Trust Deed and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party, the Banks, the Agent and the Swap Provider.

Upon any such successor as aforesaid being appointed, the retiring Security Agent shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Security Agent. The retiring Security Agent shall (at the expense of the Borrower) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.

16.15	Powers and duties of the Security Agent

16.15.1
The Security Agent shall have no duties, obligations or liabilities to any of the Banks, the Swap Provider or the Agent beyond those expressly stated in any of the Security Documents. Each of the Banks, the Swap Provider and the Agent hereby authorises the Security Agent to enter into and execute:

(a)	each of the Security Documents to which the Security Agent is or is intended to be a party; and

(b)	any and all such other Security Documents as may be approved by the Agent in writing (acting on the instructions of the Majority Banks) for entry into by the Security Agent,

and, in each and every case, to hold any and all security thereby created upon trust for the Banks, the Swap Provider and the Agent in the manner contemplated by this Agreement.

16.15.2	Subject to clause 16.15.3 the Security Agent may, with the prior consent of the Majority Banks communicated in writing by the Agent, concur with any of the Security Parties to:

(a)	amend, modify or otherwise vary any provision of the Security Documents to which the Security Agent is or is intended to be a party; or

(b)	waive breaches of, or defaults under, or otherwise excuse performance of, any provision of the Security Documents to which the Security Agent is or is intended to be a party.

Any such action so authorised and effected by the Security Agent shall be promptly notified to the Banks, the Swap Provider and the Agent by the Security Agent and shall be binding on the other Creditors.

16.15.3	The Security Agent shall not concur with any Security Party with respect to any of the matters described in clause 16.11.2 without the consent of all the Banks communicated in writing by the Agent.

16.15.4
The Security Agent shall (subject to the other provisions of this clause 16) take such action or, as the case may be, refrain from taking such action, with respect to any of its rights, powers and discretions as security agent and trustee, as the Agent may direct. Subject as provided in the foregoing provisions of this clause, unless and until the Security Agent shall have received such instructions from the Agent, the Security Agent may, but shall not be obliged to, take (or refrain from taking) such action under or pursuant to the Security Documents referred to in clause 16.15.1 as the Security Agent shall deem advisable in the best interests of the Creditors provided that (for the avoidance of doubt), to the extent that this clause might otherwise be construed as authorising the Security Agent to take, or refrain from taking, any action of the nature referred to in clause 16.15.2 - and for which the prior consent of the Banks is expressly required under clause 16.15.3 - clauses 16,15.2 and 16.15.3 shall apply to the exclusion of this clause.

16.15.5
None of the Banks nor the Agent nor the Swap Provider shall have any independent power to enforce any of the Security Documents referred to in clause 16.15.1 or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or any of them or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents or any of them except through the Security Agent.

16.15.6
For the purpose of this clause 16, the Security Agent may, rely and act in reliance upon any information from time to time furnished to the Security Agent by the Agent (whether pursuant to clause 16.15.7 or otherwise) unless and until the same is superseded by further such information, so that the Security Agent shall have no liability or responsibility to any party as a consequence of placing reliance on and acting in reliance upon any such information unless the Security Agent has actual knowledge that such information is inaccurate or incorrect.

16.15.7
Without prejudice to the foregoing each of the Agent, the Swap Provider and the Banks (whether directly or through the Agent) shall provide the Security Agent with such written information as it may reasonably require for the purpose of carrying out its duties and obligations under the Security Documents referred to in clause 16.15.1.

16.15.8
Each Bank shall reimburse the Security Agent (rateably in accordance with such Bank's Commitment or, following draw down, its Contribution), to the extent that the Security Agent is not reimbursed by the Borrower, for the costs, charges and expenses incurred by the Agent which are expressed to be payable by the Borrower under clause 5.2 including (in each case) the fees and expenses of legal or other professional advisers. Each Bank shall on demand indemnify the Security Agent (rateably in accordance with such Bank's Commitment or, following draw down, its Contribution) against all liabilities, damages, costs and claims whatsoever incurred by the Security Agent in connection with any of the Security Documents or the performance of its duties under any of the Security Documents or any action taken or omitted by the Security Agent under any of the Security Documents, unless such liabilities, damages, costs or claims arise from the Security Agent's own gross negligence or wilful misconduct.

16.16	Trust provisions

16.16.1	The trusts constituted or evidenced in or by this Agreement and the Trust Deed shall remain in full force and effect until whichever is the earlier of:

(a)	the expiration of a period of eighty (80) years from the date of this Agreement; and

(b)
receipt by the Security Agent of confirmation in writing by the Agent that there is no longer outstanding any Indebtedness (actual or contingent) which is secured or guaranteed or otherwise assured by or under any of the Security Documents, and the parties to this Agreement declare that the perpetuity period applicable to this Agreement and the trusts declared by the Trust Deed shall for the purposes of the Perpetuities and Accumulations Act 1964 be the period of eighty (80) years from the date of this Agreement.

16.16.2
In its capacity as trustee in relation to the Security Documents specified in clause 16.15.1, the Security Agent shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of any of those Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by any of those Security Documents.

16.16.3
It is expressly declared that, in its capacity as trustee in relation to the Security Documents specified in clause 16.15.1, the Security Agent shall be entitled to invest moneys forming part of the security and which, in the opinion of the Security Agent, may not be paid out promptly following receipt in the name or under the control of the Security Agent in any of the investments for the time being authorised by law for the investment by trustees of trust moneys or in any other property or investments whether similar to the aforesaid or not or by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify its investments and the Security Agent may at any time vary or transpose any such property or investments for or into any others of a like nature and shall not be responsible for any loss due to depreciation in value or otherwise of such property or investments. Any investment of any part or all of the security may, at the discretion of the Security Agent, be made or retained in the names of nominees.

16.17	Independent action by Creditors

None of the Creditors shall enforce, exercise any rights, remedies or powers or grant any consents or releases under or pursuant to, or otherwise have a direct recourse to the security and/or guarantees constituted by any of the Security Documents without the prior written consent of the Majority Banks but, Provided such consent has been obtained, it shall not be necessary for any other Creditor to be joined as an additional party in any proceedings for this purpose.

16.18	Common Agent and Security Agent

The Agent and the Security Agent have entered into the Security Documents in their separate capacities (a) as agent for the Banks and the Swap Provider under and pursuant to this Agreement (in the case of the Agent) and (b) as security agent and trustee for the Banks, the Agent and the Swap Provider under and pursuant to this Agreement, to hold the guarantees and/or security created by the other Security Documents specified in clause 16.15.1 on the terms set out in such Security Documents (in the case of the Security Agent). However, from time to time the Agent and the Security Agent may be the same entity. When the Agent and the Security Agent are the same entity and any Security Document provides for the Agent to communicate with or provide instructions to the Security Agent (and vice versa), it will not be necessary for there to be any such formal communications or instructions on those occasions.

16.19	Co-operation to achieve agreed priorities of application

The Banks, the Swap Provider, the Agent and the Account Bank shall co-operate with each other and with the Security Agent and any receiver under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 13.1.

16.20	Prompt distribution of proceeds

Moneys received by any of the Creditors (whether from a receiver or otherwise) pursuant to the exercise of (or otherwise by virtue of the existence of) any rights and powers under or pursuant to any of the Security Documents shall (after providing for all costs, charges, expenses and liabilities and other payments ranking in priority) be paid to the Agent for distribution in accordance with clause 13.1 if such moneys are so received by any of he Creditors other than the Agent or the Security Agent, and if so received by the Agent of the Security Agent, they shall be distributed by the Agent or, as the case may be, the Security Agent, in accordance with clause 13.1. The Agent or, as the case may be, the Security Agent shall make each such application and/or distribution as soon as is practicable after the relevant moneys are received by, or otherwise become available to, the Agent or, as the case may be, the Security Agent save that (without prejudice to any other provision contained in any of the Security Documents) the Agent or, as the case may be, the Security Agent (acting on the instructions of the Majority Banks) or any receiver may credit any moneys received by it to a suspense account for so long and in such manner as the Agent or such receiver may from time to time determine with a view to preserving the rights of the Agent and/or the Security Agent and/or the Account Bank and/or the Swap Provider and/or the Arranger and/or the Banks or any of them to provide for the whole of their respective claims against the Borrower or any other person liable.

16.21	Change of Reference Bank

If the Reference Bank ceases to provide quotations to the Agent for the purposes of determining LIBOR or the Mandatory Cost the Agent may terminate the appointment of such Reference Bank and appoint another bank or financial institution to replace it as the Reference Bank.

17	Notices and other matters

17.1	Notices

Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the other Security Documents shall:

17.1.1	be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication in permanent written form;

17.1.2
be deemed to have been received, subject as otherwise provided in the relevant  Security Document, in the case of a letter, when delivered personally or three (3) days after it has been put in to the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

17.1.3	be sent:

(a)	if to the Borrower at:

c/o Diana Shipping Services S.A.
Pendelis 16
Palaio Faliro
175 64 Athens
Greece

Fax no: +30 210 942 4975
Att: Mr Andreas Michalopoulos

(b)	if to the Arranger, the Agent, the Security Agent or the Account Bank at:

Nordea Bank Finland Plc, London Branch
8th Floor, City Place House
55 Basinghall Street
London EC2V 5NB
England

Fax no: +44 207 726 9188
Att: Shipping Department

with a copy to:

Fax no: +44 207 726 9102
Att: Loan Administration

(c)	if to a Bank, to its address or facsimile number specified in schedule 1 or, in the case of a Transferee Bank, in any relevant Transfer Certificate; and

(d)	if to the Swap Provider, to its address or facsimile number specified in paragraph (a) of Part 4 of the Schedule to the Master Swap Agreement,

or, in each case, to such other address and/or numbers as is notified by one party to the other parties under this Agreement.

17.2	Notices through the Agent

Every notice, request, demand or other communication under this Agreement to be given by the Borrower to any other party shall be given to the Agent for onward transmission as appropriate and if such notice, request, demand or other communication is to be given to the Borrower shall (except if otherwise provided in the Security Documents) be given through the Agent.

17.3	No implied waivers, remedies cumulative

No failure or delay on the part of any Creditor to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by any Creditor of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law.

17.4	English language

All certificates, instruments and other documents to be delivered under or supplied in connection with any of the Security Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Creditors or any of them shall be entitled to rely.

17.5	Further assurance

The Borrower undertakes with the Creditors that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and rights of the Agent and each of the Banks enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do and will procure the execution signing, perfecting and doing each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Agent may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents

17.6	Conflicts

In the event of any conflict between this Agreement and any of the other Borrower's Security Documents (other than the Master Swap Agreement), the provisions of this Agreement shall prevail.

18	Governing law and jurisdiction

18.1	Law

This Agreement and any non-contractual obligations connected with it are governed by, and shall be construed in accordance with, English law.

18.2	Submission to jurisdiction

The Borrower agrees, for the benefit of each of the Creditors, that any legal action or proceedings arising out of or in connection with this Agreement (including any non-contractual obligations connected with it) against the Borrower or any of its assets may be brought in the English courts. The Borrower irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Mr Antonis Nicolaou at present of 25 Heath Drive, Potters Road, Herts EN6 1EN, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of any Creditor to take proceedings against the Borrower in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not

The parties further agree that only the Courts of England and not those of any other State shall have jurisdiction to determine any claim which the Borrower may have against any Creditor arising out of or in connection with this Agreement (including any non-contractual obligations in connection with it).

18.3	Process agent

If Mr Antonis Nikolaou appointed as agent for service of process by an Obligor and referred to in clause 18.2 passes away or cannot be found or is otherwise unable for any reason to act or resigns as agent for service of process, the relevant Obligor hereby undertakes within ten (10) days of such event taking place (and the Guarantor by way of security hereby irrevocably and unconditionally authorises the Security Agent to do so) to designate, appoint and empower on its behalf, Messrs Cheeswrights (currently of Bankside House, 107 Leadenhall Street, London EC3A 4AF, England) at their then principal place of business in London as substitute process agent of Mr Antonis Nikolaou or another agent on terms acceptable to the Agent.

18.4	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the provisions of the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1
The Banks and their Commitments

Name	Lending office and contact details	Commitment $
Nordea Bank Finland Plc, London Branch	Lending office	16,125,000

8th Floor, City Place House
55 Basinghall Street
London EC2V 5NB
England

Contact details for notices

8th Floor, City Place House
55 Basinghall Street
London EC2V 5NB
England
Fax:           +44 207 726 9188
Attn:           Shipping Department

With a copy to:

Fax:     +44 207 726 9102
Attn:   Loan Administration

TOTAL COMMITMENT		16,125,000

Schedule 2

Documents and evidence required as conditions precedent

(referred to in clause 9.1)

Part 1

Documents and conditions required as conditions precedent to the Total Commitment being made available

1	Constitutional documents

Copies, certified by an officer of each Security Party as true, complete and up to date copies of all documents which contain or establish or relate to the constitution of that Security Party;

2	Corporate authorisations

copies of resolutions of the directors and, if required, shareholders of each Security Party approving such of the Underlying Documents and the Security Documents to which such Security Party or such other party is, or is to be, party and authorising the signature, delivery and performance of such Security Party's or such other party's obligations thereunder, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Security Party or such other party as:

(a)	being true and correct;

(b)	being duly passed at meetings of the directors of such Security Party or such other party and, if required, of the shareholders of such Security Party or such other party each duly convened and held;

(c)	not having been amended, modified or revoked; and

(d)	being in full force and effect,

together with originals or certified copies of any powers of attorney issued by any such Security Party or such other party pursuant to such resolutions;

3	Specimen signatures

copies of the signatures of the persons who have been authorised on behalf of each Security Party to sign such of the Underlying Documents and the Security Documents to which such Security Party is, or is to be, party and to give notices and communications, including notices of drawing, under or in connection with the Security Documents, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Security Party as being the true signatures of such persons;

4	Certificates of incumbency

a list of directors and officers of each Security Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Security Party to be true, complete and up to date;

5	Borrower's consents and approvals

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of the Borrower that no consents, authorisations, licences or approvals are necessary for the Borrower to authorise or are required by the Borrower in connection with the borrowing by the Borrower of the Loan pursuant to this Agreement or the execution, delivery and performance of the Borrower's Security Documents;

6	Other consents and approvals

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each Security Party (other than the Borrower) that no consents, authorisations, licences or approvals are necessary for such Security Party to guarantee and/or grant security for the borrowing by the Borrower of the Total Commitment pursuant to this Agreement and execute, deliver and perform the Security Documents insofar as such Security Party is a party thereto;

7	Certified copies of the Underlying Documents

a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) as a true and complete copy by an officer of the Borrower of each of the Underlying Documents (including the Initial Charter, having a tenor of no less than 24 months and a gross daily charter rate of no less than $12,900 per day, to be fully assignable to the Security Agent and otherwise on terms acceptable to the Agent);

8	Financial statements

the audited consolidated financial statements of the Group in respect of the financial year ended on 31 December 2010;

9	Marshall Islands opinion

an opinion of Cozen 0' Connor, special legal advisers on matters of Marshall Islands law to the Agent;

10	Further opinions

any such further opinion as may be required by the Agent;

11	Security Documents

the Fee Letter, the Master Swap Agreement, the Swap Assignment, the Corporate Guarantee, the Account Assignment, the Initial Charter Assignment and the Share Pledge (together with the other documents to be delivered to the Agent pursuant thereto), each duly executed;

12	Borrower's process agent

a letter from the Borrower's agent for receipt of service of proceedings referred to in clause 18.2 accepting its appointment under the said clause and under each of the other Security Documents in which it is or is to be appointed as the Borrower's agent;

13	Corporate Guarantor's process agent

a letter from the Corporate Guarantor's agent for receipt of service of proceedings referred to in clause 9.2 of the Corporate Guarantee accepting its appointment under the said clause;

14	Registration forms

such statutory forms duly signed by the Borrower and the other Security Parties as may be required by the Agent to perfect the security contemplated by the Security Documents;

15	Bank account

evidence that the Operating Account has been opened together with mandate forms in respect thereof duly executed and that an amount of at least $10 is standing to the credit thereof;

16	"KYC"

such documentation and other evidence as is requested by the Agent in order for the Agent or any Bank or the Account Bank to carry out and be satisfied with the results of all necessary "know your client" or other checks which each such Bank or the Account Bank is required to carry out under any applicable law or legislation or by any regulatory or financial services authority (including in the European Union or the U.S.A.), in relation to the transactions contemplated by this Agreement and to the identity of any parties to this Agreement (other than the Creditors) and their directors, officers, shareholders and ultimate beneficial owners;

17	Fees and commitment commission

evidence that any fees and commitment commission due from the Borrower to any of the Creditors pursuant to the terms of clause 5.1 or any other provision of the Security Documents have been paid in full; and

18	Further conditions precedent

such other conditions precedent as the Agent may require.

Part 2

Documents and evidence required as conditions precedent to the Loan being made

1	Drawdown notice

The Drawdown Notice duly executed;

2	Conditions precedent

evidence that the conditions precedent set out in Part 1 of schedule 2 remain fully satisfied;

3	Ship conditions

evidence that the Ship:

(a)	Registration and Encumbrances

is permanently or provisionally registered in the name of the Borrower under the laws and flag of the relevant Flag State through the Registry and that the Ship and its Earnings, Insurances and Requisition Compensation are free of Encumbrances;

(b)	Classification

maintains the relevant Classification as a double-hull ship, free of any requirements and recommendations from the Classification Society; and

(c)	Insurance

is insured in accordance with the provisions of the Security Documents and all requirements of the Security Documents in respect of such insurance have been complied with (including without limitation, confirmation from the protection and indemnity association or other insurer with which the Ship is, or is to be, entered for insurance or insured against protection and indemnity risks (including oil pollution risks) that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to the Ship);

4	Title and no Encumbrances

evidence that the transfer of title to the Ship from the Seller to the Borrower pursuant to the Contract has been duly recorded with the Registry free from Encumbrances (other than Permitted Encumbrances);

5	Delivery Documents

copies certified by a person acceptable to the Agent, of the bill of sale evidencing the Contract Price, the protocol of delivery and acceptance, commercial invoices and any other delivery documents to be exchanged between the Borrower and the Seller under the Contract in respect of the Ship on its Delivery, each duly executed and exchanged;

6	Security Documents

the Ship Security Documents duly executed and delivered;

7	Mortgage registration

evidence that the Mortgage over the Ship has been permanently registered against the Ship under the laws and flag of the Flag State through the Registry;

8	Notices of assignment

copies of duly executed notices of assignment required by the terms of the Ship Security Documents and in the forms prescribed by the Ship Security Documents;

9	Security Parties' process agent

a letter from each Security Party's agent for receipt of service of proceedings accepting its appointment under each Ship Security Document in which it is to be appointed as agent for service of process;

10	Registration forms

such statutory forms duly signed by the Borrower and the other Security Parties as may be required by the Agent to perfect the security contemplated by the Security Documents;

11	Insurance opinion

an opinion from insurance consultants to the Agent at the cost of the Borrower on the Insurances effected or to be effected in respect of the Ship upon and following the Drawdown Date;

12	Panamanian opinion

an opinion of Patton, Moreno & Asvat, special legal advisers on matters of Panamanian law to the Agent;

13	Bahamas opinion

an opinion of Lennox Paton, special legal advisers on matters of Bahamian law to the Agent;

14	Marshall Islands opinion

an opinion of Cozen O' Connor, special legal advisers on matters of Marshall Islands law to the Agent;

15	Further opinions

any such further opinions as may be required by the Agent;

16	DOC and application for SMC

a certified copy of the DOC issued to the Operator for the Ship and evidence satisfactory to the Agent that the Operator has applied for an SMC for the Ship to be issued pursuant to the Code;

17	ISPS Code Compliance

(a)	evidence satisfactory to the Agent that the Ship is subject to a ship security plan which complies with the ISPS Code; and

(b)
a copy certified (in a certificate dated no earlier than five (5) Banking Days prior to the Drawdown Date) as a true and complete copy by an officer of the Borrower of the ISSC for the Ship and the continuous synopsis record required by the ISPS Code in respect of the Ship;

18	Fees and commissions

payment of any fees and commissions due from the Borrower to the Agent pursuant to the terms of clause 5.1 or any other provision of the Security Documents; and

19	Further conditions precedent

such further conditions precedent as the Agent may require.

Schedule 3
Form of Drawdown Notice

(referred to in clause 2.4)

To:	Nordea Bank Finland Plc, London Branch
8th Floor, City Place House
55 Basinghall Street
London EC2V 5NB
England
(as Agent)

[•] 2012
U.S. $16,125,000 Loan
Loan Agreement dated [•] 2012

We refer to the above Loan Agreement and hereby give you notice that we wish to draw down the Loan namely $[•] on [•] 2012 [and select a first Interest Period in respect thereof of [•] months] [the first Interest Period in respect thereof to expire on [•] 2012]. The funds should be credited to [name and number of account] with [details of bank in New York City].

We confirm that:

(a)	no event or circumstance has occurred and is continuing which constitutes a Default;

(b)
the representations and warranties contained in (i) clauses 7.1, 7.2 and 7.3.2 of the Loan Agreement, (ii) clause 4 of the Corporate Guarantee and (iii) clause 3 of the Share Pledge, are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c)
the borrowing to be effected by the drawdown of the Loan will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and

(d)	no events, conditions, facts or circumstances exist, have arisen or occurred since 31 December 2010 which have had or could be reasonably expected to have a Material Adverse Effect; and

(e)	we will use the proceeds of the Loan for our benefit and under our full responsibility and exclusively for the purpose specified in the Loan Agreement.

Words and expressions defined in the Loan Agreement shall have the same meanings where used herein.

_________________________________
For and on behalf of
JEMO SHIPPING COMPANY INC.

Schedule 4

Transfer Certificate

(referred to in clause 15.3)

TRANSFER CERTIFICATE

Banks are advised not to employ Transfer Certificates or otherwise to assign or transfer interests in the Loan Agreement without further ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services and Markets Act 2000 and regulations made thereunder and similar statutes which may be in force in other jurisdictions

To:
NORDEA BANK FINLAND PLC, LONDON BRANCH as agent on its own behalf and on behalf of the Borrower, the Banks, the Account Bank, the Arranger, the Swap Provider and the Security Agent defined in the Loan Agreement referred to below.

[Date]
Attention:                      [•]

This certificate ("Transfer Certificate") relates to a loan agreement dated [•] (the "Loan Agreement") and made between (1) Jemo Shipping Company Inc. (the "Borrower"), (2) the banks and financial institutions defined therein as banks (the "Banks") (3) Nordea Bank Finland Plc, London Branch as Agent, Arranger, Security Agent, Account Bank and (4) Nordea Bank Finland Plc as Swap Provider, in relation to a term loan of up to Sixteen million one hundred and twenty five thousand Dollars ($16,125,000). Terms defined in the Loan Agreement shall, unless otherwise defined herein, have the same meanings herein as therein.

In this Certificate:

the "Transferor Bank" means [full name] of [lending office]; and

the "Transferee Bank" means [full name] of [lending office].

1
The Transferor Bank with full title guarantee assigns to the Transferee Bank absolutely all rights and interests (present, future or contingent) which the Transferor Bank has as a Bank under or by virtue of the Loan Agreement and all the Security Documents in relation to that part of the [Contribution] [Commitment] of the Transferor Bank (or its predecessors in title) details of which are set out below:

Date of Loan	Amount of Loan	Transferor Bank's [Contribution] [Commitment] to Loan	Maturity Date

2
By virtue of this Transfer Certificate and clause 15 of the Loan Agreement, the Transferor Bank is discharged [entirely from its [Contribution] [Commitment] which amounts to $[]] [from [        ] per centum ([ ]%) of its [Contribution] [Commitment], which percentage represents $[     ]].

3
The Transferee Bank hereby requests the Agent (on behalf of itself, the Borrower, the Account Bank, the Arranger, the Security Agent, the Swap Provider and the Banks) to accept the executed copies of this Transfer Certificate as being delivered pursuant to and for the purposes of clause 15.3 of the Loan Agreement so as to take effect in accordance with the terms thereof on [date of transfer].

4	The Transferee Bank:

4.1
confirms that it has received a copy of the Loan Agreement and the other Security Documents together with such other documents and information as it has required in connection with the transaction contemplated thereby;

4.2
confirms that it has not relied and will not hereafter rely on the Transferor Bank, the Agent, the Arranger, the Security Agent, the Swap Provider, the Account Bank or the Banks to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of the Loan Agreement, any of the Security Documents or any such documents or information;

4.3
agrees that it has not relied and will not rely on the Transferor Bank, the Agent, the Arranger, the Security Agent, the Swap Provider, the Account Bank or the Banks to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower, or any other Security Party (save as otherwise expressly provided therein);

4.4
warrants that it has power and authority to become a party to the Loan Agreement and has taken all necessary action to authorise execution of this Transfer Certificate and to obtain all necessary approvals and consents to the assumption of its obligations under the Loan Agreement and the Security Documents; and

4.5
if not already a Bank, appoints (i) the Agent to act as its agent and (ii) the Security Agent to act as its security agent, and trustee in each case as provided in the Loan Agreement and the Security Documents and agrees to be bound by the terms of the Loan Agreement and the other Security Documents.

5	The Transferor Bank:

5.1	warrants to the Transferee Bank that it has full power to enter into this Transfer Certificate and has taken all corporate action necessary to authorise it to do so;

5.2
warrants to the Transferee Bank that this Transfer Certificate is binding on the Transferor Bank under the laws of England, the country in which the Transferor Bank is incorporated and the country in which its lending office is located; and

5.3
agrees that it will, at its own expense, execute any documents which the Transferee Bank reasonably requests for perfecting in any relevant jurisdiction the Transferee Bank's title under this Transfer Certificate or for a similar purpose.

6
The Transferee Bank hereby undertakes with the Transferor Bank and each of the other parties to the Loan Agreement and the other Security Documents that it will perform in accordance with its terms all those obligations which by the terms of the Loan Agreement and the other Security Documents will be assumed by it after delivery of the executed copies of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

7
By execution of this Transfer Certificate on their behalf by the Agent and in reliance upon the representations and warranties of the Transferee Bank, the Borrower, the Agent, the Arranger, the Security Agent, the Account Bank, the Swap Provider and the Banks accept the Transferee Bank as a party to the Loan Agreement and the Security Documents with respect to all those rights and/or obligations which by the terms of the Loan Agreement and the Security Documents will be assumed by the Transferee Bank (including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent, the Arranger, the Account Bank, the Swap Provider and the Security Agent as provided by the Loan Agreement) after delivery of the executed copies of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

8	None of the Transferor Bank, the Agent, the Arranger, the Security Agent, the Account Bank, the Swap Provider or the Banks:

8.1
makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Loan Agreement or any of the Security Documents or any document relating thereto; or

8.2
assumes any responsibility for the financial condition of the Borrower or any other Security Party or any party to any such other document or for the performance and observance by the Borrower or any other Security Party or any party to any such other document (save as otherwise expressly provided therein) and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded (except as aforesaid).

9
The Transferor Bank and the Transferee Bank each undertake that they will on demand fully indemnify the Agent in respect of any claim, proceeding, liability or expense which relates to or results from this Transfer Certificate or any matter concerned with or arising out of it unless caused by the Agent's gross negligence or wilful misconduct, as the case may be.

10
The agreements and undertakings of the Transferee Bank in this Transfer Certificate are given to and for the benefit of and made with each of the other parties to the Loan Agreement and the Security Documents.

11	This Transfer Certificate shall be governed by, and shall be construed in accordance with, English law.

Transferor Bank	Transferee Bank

By:	By:

Dated:	Dated:

Agent

Agreed for and on behalf of itself as Agent, the Arranger, the Borrower, the Security Agent, the Account Bank, the Swap Provider and the Banks

NORDEA BANK FINLAND PLC, LONDON BRANCH

By:

Dated:

Note: The execution of this Transfer Certificate alone may not transfer a proportionate share of the Transferor Bank's interest in the security constituted by the Security Documents in the Transferor Bank's Bank or Transferee Bank's jurisdiction. It is the responsibility of the Transferee Bank to ascertain whether any other documents are required to perfect a transfer of such a share in the Transferor Bank's interest in such security in any such jurisdiction and, if so, to seek appropriate advice and arrange for execution of the same.

The Schedule

Outstanding Contribution: $•
Commitment: $•
Portion Transferred: •%

Administrative Details of Transferee Bank

Name of Transferee Bank:
Lending Office:

Contact Person:
(Loan Administration Department):
Telephone:
Telefax No:

Contact Person
(Credit Administration Department):
Telephone:
Telefax No:
Account for payments:

SK 23159 0002 1284962